STRYKER CORPORATION

Dollar amounts in millions except per share amounts or as otherwise specified.	1

STRYKER CORPORATION

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
About Stryker
Stryker Corporation is a global leader in medical technologies and, together with our customers, we are driven to make
healthcare better. We offer innovative products and services in
MedSurg, Neurotechnology, and Orthopaedics that help improve patient and healthcare outcomes. Alongside our customers
around the world, we impact more than 150 million patients
annually. Our goal is to achieve sales growth at the high-end of the medical technology (MedTech) industry and maintain our
long-term capital allocation strategy that prioritizes: (1)
Acquisitions, (2) Dividends and (3) Share repurchases.
In the first quarter 2026 we announced a change in our
organizational structure. Our new Ortho Tech business combines the orthopaedic instruments portfolio from our Instruments
business with the Mako and enabling technologies portfolio from our Other Orthopaedics business. By bringing Mako, power tools, cutting accessories, enabling technologies and the teams behind these products together under one business, we are simplifying the customer experience and striving to increase our speed to market through focused innovation.
Following this reorganization we will continue to have two
business segments - (i) MedSurg and Neurotechnology and (ii)
Orthopaedics, each of which comprise a reportable segment. All historical financial segment information has been recast to
conform to this new presentation.
MedSurg and Neurotechnology products include surgical
equipment and navigation systems (Instruments), endoscopic
and communications systems (Endoscopy), patient handling,
emergency medical equipment, intensive care disposable
products, clinical communication and artificial intelligence-
assisted virtual care platform technology (Medical), and minimally invasive products for the treatment of acute ischemic and
hemorrhagic stroke and venous thromboembolism (Vascular), a
comprehensive line of products for traditional brain and open skull-based surgical procedures; orthobiologic and biosurgery products, including synthetic bone grafts and vertebral
augmentation products (Neuro Cranial). Orthopaedics products include implants and surgical equipment such as navigation
systems and robotics used in total joint replacements, such as hip, knee and shoulder, ankle and trauma and extremities
surgeries.  We bring patients and physicians advanced implant designs and specialized instrumentation that make orthopaedic surgery and recovery simpler, faster and more effective.  We support surgeons with technologies, products and services they need to support each patient’s clinical challenge.
Macroeconomic Environment
In 2025 the United States government has announced new tariffs on goods imported into the United States from dozens of
countries, including China and the European Union member
states. In response, governments have threatened or imposed
reciprocal tariffs or taken other measures, and the United States is in the process of negotiating with certain governments. We continue to monitor and evaluate the situation. Tariffs are
expected to continue to result in an increase in certain product costs or have adverse impacts on, among other things, demand for our products and supply chains. The overall macroeconomic and geopolitical environment, including tariffs or changes in trade policies, slower economic growth or recession, market volatility and inflation, and uncertainty regarding all of the foregoing, pose risks that could impact our business and results of operations.
For more information about these risks, see Item 1A. "Risk
Factors."
Overview of 2025
In 2025 we achieved reported net sales growth of 11.2%.
Excluding the impact of acquisitions and divestitures, sales grew
10.3% in constant currency. We reported net earnings of $3,246 and net earnings per diluted share of $8.40. Excluding the impact of certain items, we achieved adjusted net earnings(1) of $5,267 and adjusted net earnings per diluted share(1) of $13.63
representing growth of 11.8%.
We continued our capital allocation strategy by investing $4,960 in acquisitions and paying $1,284 in dividends to our
shareholders.
In 2025 we completed various acquisitions for total consideration of $4,960, net of cash acquired. Refer to Note 6 to our
Consolidated Financial Statements for further information.
In February 2025 we entered into a new revolving credit
agreement that replaces our previous agreement dated October
2021. The primary changes included increasing the aggregate
principal amount of the facility by $750 to $3,000 and extending the maturity date to February 25, 2030. On December 31, 2025 there were no borrowings outstanding under our revolving credit facility or our commercial paper program which allows for
maturities up to 397 days from the date of issuance. The
maximum amount of our commercial paper that can be
outstanding at any time is $3,000.
In February 2025 we issued $500 of 4.550% senior unsecured
notes due February 10, 2027, $700 of 4.700% senior unsecured notes due February 10, 2028, $800 of 4.850% senior unsecured notes due February 10, 2030 and $1,000 of 5.200% senior
unsecured notes due February 10, 2035. In the second quarter
2025 we repaid $650 of 1.150% senior unsecured notes and in
the fourth quarter 2025 we repaid $750 of 3.375% senior
unsecured notes.
(1)Refer to "Non-GAAP Financial Measures" for a discussion of non-GAAP financial measures used in this report and a reconciliation to the most directly comparable GAAP financial measure.

Dollar amounts in millions except per share amounts or as otherwise specified.	2

STRYKER CORPORATION

CONSOLIDATED RESULTS OF OPERATIONS

				Percent Net Sales			Percentage Change
	2025	2024	2023	2025	2024	2023	2025 vs. 2024	2024 vs. 2023
Net sales	$25,116	$22,595	$20,498	100.0%	100.0%	100.0%	11.2%	10.2%
Gross profit	16,065	14,440	13,058	64.0	63.9	63.7	11.3	10.6
Research, development and engineering expenses	1,623	1,466	1,388	6.5	6.5	6.8	10.7	5.6
Selling, general and administrative expenses	8,651	7,685	7,111	34.4	34.0	34.7	12.6	8.1
Amortization of intangible assets	732	623	635	2.9	2.8	3.1	17.5	(1.9)
Goodwill and other impairments	170	977	36	0.7	4.3	0.2	nm	nm
Interest expense	(607)	(409)	(363)	(2.4)	(1.8)	(1.8)	48.4	12.7
Other income	232	212	148	0.9	0.9	0.8	9.4	43.2
Income taxes	1,268	499	508	nm	nm	nm	154.1	(1.8)
Net earnings	$3,246	$2,993	$3,165	12.9%	13.2%	15.4%	8.5%	(5.4)%

Net earnings per diluted share	$8.40	$7.76	$8.25				8.2%	(5.9)%
Adjusted net earnings per diluted share(1)	$13.63	$12.19	$10.60				11.8%	15.0%
nm - not meaningful

Geographic and Segment Net Sales				Percentage Change
				2025 vs. 2024		2024 vs. 2023
	2025	2024	2023	As Reported	Constant Currency	As Reported	Constant Currency
Geographic:
United States	$19,006	$16,943	$15,257	12.2%	12.2%	11.0%	11.0%
International	6,110	5,652	5,241	8.1	6.4	7.9	9.8
Total	$25,116	$22,595	$20,498	11.2%	10.7%	10.2%	10.7%
Segment:
MedSurg and Neurotechnology	$13,692	$11,753	$10,558	16.5%	16.2%	11.3%	11.8%
Orthopaedics	11,424	10,842	9,940	5.4	4.8	9.1	9.6
Total	$25,116	$22,595	$20,498	11.2%	10.7%	10.2%	10.7%

Supplemental Net Sales Growth Information
				Percentage Change
				2025 vs. 2024					2024 vs. 2023
						United States	International				United States	International
	2025	2024	2023	As Reported	Constant Currency	As Reported	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$1,228	$1,069	$929	14.9%	14.6%	15.8%	8.9%	6.8%	15.0%	15.1%	15.6%	11.4%	11.6%
Endoscopy	3,807	3,389	3,068	12.3	12.3	12.2	12.8	12.4	10.5	11.0	11.1	7.7	10.7
Medical	4,204	3,852	3,459	9.1	8.8	10.0	4.8	2.8	11.4	11.7	14.6	(2.0)	(0.3)
Vascular	1,968	1,307	1,226	50.6	50.0	107.5	14.8	13.4	6.6	8.2	4.7	7.9	10.5
Neuro Cranial	2,485	2,136	1,876	16.3	15.9	16.5	15.5	13.1	13.9	14.1	15.0	8.7	10.2
	$13,692	$11,753	$10,558	16.5%	16.2%	17.9%	11.6%	10.1%	11.3%	11.8%	13.1%	5.4%	7.6%
Orthopaedics:
Knees	$2,656	$2,447	$2,273	8.5%	8.2%	7.6%	11.0%	9.7%	7.6%	8.2%	6.7%	10.4%	12.2%
Hips	1,865	1,704	1,544	9.5	8.9	7.4	12.9	11.2	10.3	11.3	7.2	15.9	18.4
Trauma and Extremities	3,948	3,507	3,147	12.6	11.8	13.1	11.0	8.2	11.4	11.6	12.6	8.3	9.1
Ortho Tech	2,770	2,477	2,263	11.8	11.4	13.0	8.3	6.4	9.5	10.1	9.5	9.3	11.9
	$11,239	$10,135	$9,227	10.9%	10.3%	10.9%	10.9%	8.8%	9.8%	10.4%	9.5%	10.6%	12.5%
Spinal Implants	185	707	713	(73.9)	(73.9)	(76.0)	(69.3)	(69.2)	(0.7)	(0.3)	(2.1)	2.5	3.8
	$11,424	$10,842	$9,940	5.4%	4.8%	5.5%	5.2%	3.3%	9.1%	9.6%	8.7%	10.0%	11.8%
Total	$25,116	$22,595	$20,498	11.2%	10.7%	12.2%	8.1%	6.4%	10.2%	10.7%	11.0%	7.9%	9.8%
Note: In the first quarter 2026 we announced a change in our organizational structure. Our new Ortho Tech business combines our orthopaedic instruments portfolio (Orthopaedic Instruments) from Instruments with Other Orthopaedics. In addition, our spine enabling technologies portfolio (Enabling Technologies) from Other Orthopaedics was combined with the remaining Instruments business to align with our internal reporting structure. Ortho Tech includes sales related to Orthopaedic Instruments of $2,110, $1,917 and $1,754 and
Other Orthopaedics of $660, $560 and $509 for 2025, 2024 and 2023. Instruments includes sales related to Enabling Technologies of
$155, $152 and $149 for 2025, 2024 and 2023.

Dollar amounts in millions except per share amounts or as otherwise specified.	3

STRYKER CORPORATION
Consolidated Net Sales
Consolidated net sales in 2025 increased 11.2% as reported and
10.7% in constant currency, as foreign currency exchange rates positively impacted net sales by 0.5%. Excluding the 0.4% impact of acquisitions and divestitures, net sales in constant currency increased by 9.9% from increased unit volume and 0.4% due to higher prices. The unit volume increase was primarily due to higher shipments across all businesses.
Consolidated net sales in 2024 increased 10.2% as reported and
10.7% in constant currency, as foreign currency exchange rates negatively impacted net sales by 0.5%. Excluding the 0.5%
impact of acquisitions and divestitures, net sales in constant currency increased by 9.1% from increased unit volume and
1.1% due to higher prices. The unit volume increase was due to higher shipments across all MedSurg and Neurotechnology
businesses and most Orthopaedics businesses.
MedSurg and Neurotechnology Net Sales
MedSurg and Neurotechnology net sales in 2025 increased
16.5% as reported and 16.2% in constant currency, as foreign currency exchange rates positively impacted net sales by 0.3%.
Excluding the 5.4% impact of acquisitions and divestitures, net sales in constant currency increased by 10.3% from increased unit volume and 0.5% due to higher prices. The unit volume
increase was due to higher shipments across all MedSurg and
Neurotechnology businesses.
MedSurg and Neurotechnology net sales in 2024 increased
11.3% as reported and 11.8% in constant currency, as foreign currency exchange rates negatively impacted net sales by 0.5%.
Excluding the 0.5% impact of acquisitions and divestitures, net sales in constant currency increased by 9.7% from increased unit volume and 1.6% due to higher prices. The unit volume increase was due to higher shipments across all MedSurg and
Neurotechnology businesses.
Orthopaedics Net Sales
Orthopaedics net sales in 2025 increased 5.4% as reported and
4.8% in constant currency, as foreign currency exchange rates positively impacted net sales by 0.6%. Excluding the 4.8% impact of acquisitions and divestitures, net sales in constant currency increased by 9.3% from increased unit volume and 0.3% due to higher prices. The unit volume increase was due to higher
shipments across most Orthopaedics businesses.
Orthopaedics net sales in 2024 increased 9.1% as reported and
9.6% in constant currency, as foreign currency exchange rates negatively impacted net sales by 0.5%. Excluding the 0.7%
impact of acquisitions and divestitures, net sales in constant currency increased by 8.5% from increased unit volume and
0.4% due to higher prices. The unit volume increase was due to higher shipments across all Orthopaedics businesses.
Gross Profit
Gross profit was $16,065, $14,440 and $13,058 in 2025, 2024, and 2023. The key components of the change were:

Gross Profit Percent Net Sales
2023	63.7%
Sales pricing	40 bps
Volume and mix	60 bps
Manufacturing and supply chain costs	(40) bps
Inventory stepped up to fair value	(20) bps
Structural optimization and other special charges	(20) bps
2024	63.9%
Sales pricing	10 bps
Volume and mix	70 bps
Manufacturing and supply chain costs	0 bps
Inventory stepped up to fair value	(60) bps
Structural optimization and other special charges	(10) bps
2025	64.0%
Gross profit as a percentage of net sales increased to 64.0% in
2025 from 63.9% in 2024 primarily due to higher sales pricing and favorable volume partially offset by higher amortization of inventory stepped up to fair value.
Gross profit as a percentage of net sales increased to 63.9% in
2024 from 63.7% in 2023 due to higher sales pricing and
favorable volume offset by higher manufacturing and supply
chain costs primarily due to inflationary pressures impacting fixed and variable manufacturing costs as well as higher amortization of inventory stepped up to fair value.
While segment mix was not a significant driver of the change in gross profit as a percent of net sales between 2025, 2024 and
2023, we generally expect segment mix to have an unfavorable impact for the foreseeable future as we anticipate more rapid sales growth in our lower gross margin MedSurg and
Neurotechnology segment than our Orthopaedics segment.
Research, Development and Engineering Expenses
Research, development and engineering expenses as a
percentage of net sales in 2025 of 6.5% remained flat with 2024.
Research, development and engineering expenses as a
percentage of net sales in 2024 decreased to 6.5% from 6.8% in
2023 primarily due to lower spend on medical device regulations in the European Union.
Selling, General and Administrative Expenses
Selling, general and administrative expenses as a percentage of net sales in 2025 increased to 34.4% from 34.0% in 2024
primarily due to higher acquisition-related costs and continued
investments to support our growth. A charge of $139 for share-
based awards for Inari employees that vested upon our
acquisition is included in 2025.
Selling, general and administrative expenses as a percentage of net sales in 2024 decreased to 34.0% from 34.7% in 2023
primarily due to continued spend discipline and lower charges for structural optimization and certain legal matters partially offset by higher acquisition-related costs.
Amortization of Intangible Assets
Amortization of intangible assets was $732, $623 and $635 in
2025, 2024 and 2023. These amounts include amortization
related to intangible assets acquired in 2025 from Inari, 2024 from various acquisitions and 2023 from Cerus Endovascular
Limited (Cerus). Refer to Notes 6 and 8 to our Consolidated
Financial Statements for further information.
Goodwill and Other Impairments
Goodwill and other impairments of $170, $977 and $36 were
recorded in 2025, 2024 and 2023.

Dollar amounts in millions except per share amounts or as otherwise specified.	4

STRYKER CORPORATION
In 2024 we recorded goodwill impairment charges of $456 related to our Spine business and recognized an estimated loss of $362 as a result of classifying certain assets in our Spinal Implants business as held for sale. Refer to Notes 8 and 16 to our
Consolidated Financial Statements for further information.
In 2025, 2024 and 2023 we recorded other impairments of $109,
$159 and $36. Refer to Note 15 to our Consolidated Financial
Statements for further information.
Operating Income
Operating income was $4,889, $3,689 and $3,888 in 2025, 2024 and 2023. Operating income increased as a percentage of sales to 19.5% in 2025 from 16.3% in 2024 and increased from 19.0%
in 2023. Refer to the comments above for discussion of the
primary drivers of the change.
MedSurg and Neurotechnology operating income as a
percentage of net sales increased to 27.0% in 2025 from 26.7%
in 2024. MedSurg and Neurotechnology operating income as a
percentage of net sales increased to 26.7% in 2024 from 25.5%
in 2023. Orthopaedics operating income as a percentage of net sales increased to 33.2% in 2025 from 31.8% in 2024.
Orthopaedics operating income as a percentage of net sales
increased to 31.8% in 2024 from 30.6% in 2023. The key
components of the change were:

Operating Income Percent Net Sales
	MedSurg and Neurotechnology	Orthopaedics
2023	25.5%	30.6%
Sales pricing	60 bps	10 bps
Volume	40 bps	60 bps
Manufacturing and supply chain costs	(30) bps	(20) bps
Research, development and engineering expenses	0 bps	10 bps
Selling, general and administrative expenses	50 bps	60 bps
2024	26.7%	31.8%
Sales pricing	20 bps	10 bps
Volume	100 bps	30 bps
Manufacturing and supply chain costs	90 bps	(70) bps
Research, development and engineering expenses	(20) bps	30 bps
Selling, general and administrative expenses	(160) bps	140 bps
2025	27.0%	33.2%
The increase in MedSurg and Neurotechnology operating income as a percentage of net sales in 2025 from 2024 was primarily driven by higher unit volumes and prices, and lower
manufacturing and supply chain costs partially offset by higher selling, general and administrative expenses due to the
acquisition of Inari.
The increase in MedSurg and Neurotechnology operating income as a percentage of net sales in 2024 from 2023 was primarily driven by higher unit volumes, higher prices and a decrease in selling, general and administrative expenses as a percentage of sales partially offset by higher manufacturing and supply chain costs.
The increase in Orthopaedics operating income as a percentage of net sales for 2025 from 2024 was primarily driven by lower selling, general and administrative expenses, higher unit volumes and prices partially offset by higher manufacturing and supply chain costs.
The increase in Orthopaedics operating income as a percentage of net sales for 2024 from 2023 was primarily driven by higher sales volumes, higher prices, and a decrease in selling, general and administrative expenses as a percentage of sales partially offset by higher manufacturing and supply chain costs.
Interest Expense
Interest expense was $607, $409 and $363 in 2025, 2024 and
2023. The increase in 2025 from 2024 was due to increased
interest expense from our 2025 debt issuances. The increase in
2024 from 2023 was primarily due to the impact of additional interest expense from our 2024 debt issuances.
Other Income
Other income was $232, $212 and $148 in 2025, 2024 and 2023.
The increase in 2025 from 2024 was primarily due to higher
interest income in 2025. The increase in 2024 from 2023 was
primarily due to higher interest income.
Income Taxes
Our effective tax rate was 28.1%, 14.3% and 13.8% for 2025,
2024 and 2023. The effective income tax rate for 2025 increased from 2024 due to the 2025 tax effect of transfers of intellectual property between tax jurisdictions and the 2024 tax effect of the sale of the Spinal Implants business. The effective income tax rate for 2024 increased from 2023 due to the 2023 tax effect of transfers of intellectual property between tax jurisdictions offset by the 2024 tax effect of the sale of the Spinal Implants business.
Our future results of operations could be affected by changes in the effective tax rate as a result of changes in tax laws,
regulations and judicial rulings. We are continuing to evaluate the impact of tax reform in the countries in which we operate as new guidance is published and new regulations are adopted. In
addition, further changes in the tax laws could arise, including as a result of the base erosion and profit shifting project undertaken by the Organisation for Economic Cooperation and Development
(OECD). The OECD, which represents a coalition of member
countries, has put forth two proposed frameworks that revise the existing profit allocation and nexus rules (Pillar 1) and ensure a minimal level of taxation (Pillar 2), respectively, and several countries enacted tax legislation based on these frameworks. In
January 2026, the OECD released Administrative Guidance
containing the SbS System and introduced two new Pillar 2 safe harbors for multinationals headquartered in jurisdictions including the United States with eligible tax systems. The safe harbors must now be legislated domestically by each country with
enacted Pillar 2 legislation impacted by the new OECD
Administrative Guidance. These tax law changes and any
additional contemplated tax law changes, could impact tax
expense in future periods.
Net Earnings
Net earnings for 2025 increased to $3,246 or $8.40 per diluted share from $2,993 or $7.76 per diluted share in 2024 and $3,165 or $8.25 per diluted share in 2023. Refer to the comments above for discussion of the primary drivers of the change.
Non-GAAP Financial Measures
We supplement the reporting of our financial information
determined under accounting principles generally accepted in the
United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency;
percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted research, development and engineering expenses; adjusted operating
income; adjusted other income (expense), net; adjusted income taxes; adjusted effective income tax rate; adjusted net earnings;
and adjusted net earnings per diluted share (Diluted EPS). We believe these non-GAAP financial measures provide meaningful

Dollar amounts in millions except per share amounts or as otherwise specified.	5

STRYKER CORPORATION
information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in
constant currency and the other adjusted measures described
above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-
GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future
business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP
financial measures. To measure percentage sales growth in
constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is
calculated by translating current and prior year results at the same foreign currency exchange rate. To measure percentage
organic sales growth, we remove the impact of changes in
foreign currency exchange rates, acquisitions and divestitures, which affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year and prior year results at the same foreign currency exchange rates excluding the impact of acquisitions and divestitures. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. The income tax effect of each adjustment was determined based on the tax effect of the
jurisdiction in which the related pre-tax adjustment was recorded.
These adjustments are irregular in timing and may not be
indicative of our past and future performance. The following are examples of the types of adjustments that may be included in a period:
1.Acquisition and integration-related costs. Costs related to integrating recently acquired businesses (e.g., costs
associated with the termination of sales relationships,
employee retention and workforce reductions, manufacturing
integration costs and other integration-related activities), changes in the fair value of contingent consideration,
amortization of inventory stepped-up to fair value, specific costs (e.g., deal costs and costs associated with legal entity rationalization) related to the consummation of the
acquisition process and legal entity rationalization and
acquisition-related tax items.
2.Amortization of purchased intangible assets. Periodic
amortization expense related to purchased intangible assets.
3.Structural optimization and other special charges. Costs
associated with employee retention and workforce
reductions, the closure or transfer of manufacturing and
other facilities (e.g., site closure costs, contract termination costs and redundant employee costs during the work
transfers), product line exits (primarily inventory, long-lived asset and specifically-identified intangible asset write-offs), certain long-lived and intangible asset write-offs and
impairments and other charges.
4.Medical device regulations. Costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the new medical device
reporting regulations and other requirements of the
European Union.
5.Recall-related matters. Changes in our best estimate of the probable loss, or the minimum of the range of probable
losses when a best estimate within a range is not known, to
resolve the Rejuvenate, LFIT V40, Wright legacy hip
products and other product recalls.
6.Regulatory and legal matters. Changes in our best estimate of the probable loss, or the minimum of the range of
probable losses when a best estimate within a range is not
known, to resolve certain regulatory or other legal matters
and the amount of favorable awards from settlements.
7.Tax matters. Impact of accounting for certain significant and discrete tax items.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, research, development and engineering expenses, operating
income, other income (expense), net, income taxes, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These
non-GAAP financial measures are an additional way of viewing aspects of our operations when viewed with our GAAP results
and the reconciliations to corresponding GAAP financial
measures at the end of the discussion of Consolidated Results of
Operations below. We strongly encourage investors and
shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The weighted-average diluted shares outstanding used in the
calculation of adjusted net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period.

Dollar amounts in millions except per share amounts or as otherwise specified.	6

STRYKER CORPORATION

Reconciliation of the Most Directly Comparable GAAP Financial Measure to Non-GAAP Financial Measure

2025	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$16,065	$8,651	$1,623	$4,889	$(375)	$1,268	$3,246	28.1%	$8.40
Acquisition and integration-related costs:
Inventory stepped-up to fair value	173	—	—	173	—	42	131	0.3	0.34
Other acquisition and integration-related (a)	24	(296)	(15)	335	—	36	299	(0.3)	0.78
Amortization of purchased intangible assets	—	—	—	732	—	151	581	0.9	1.49
Structural optimization and other special charges (b)	74	(113)	(4)	191	(27)	24	140	—	0.37
Goodwill and other impairments (c)	—	—	—	170	—	50	120	0.5	0.31
Medical device regulations (d)	1	—	(37)	38	—	8	30	0.1	0.08
Recall-related matters (e)	54	(4)	—	58	—	10	48	—	0.12
Regulatory and legal matters (f)	—	(17)	—	17	—	5	12	—	0.03
Tax matters (g)	—	—	—	—	—	(660)	660	(14.5)	1.71
Adjusted	$16,391	$8,221	$1,567	$6,603	$(402)	$934	$5,267	15.1%	$13.63

2024	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$14,440	$7,685	$1,466	$3,689	$(197)	$499	$2,993	14.3%	$7.76
Acquisition and integration-related costs:
Inventory stepped-up to fair value	46	—	—	46	—	12	34	0.2	0.09
Other acquisition and integration-related (a)	—	(107)	(1)	108	—	23	85	0.2	0.22
Amortization of purchased intangible assets	—	—	—	623	—	128	495	1.0	1.28
Structural optimization and other special charges (b)	59	(77)	(2)	138	1	29	110	0.3	0.29
Goodwill and other impairments (c)	—	—	—	977	—	125	852	(0.6)	2.21
Medical device regulations (d)	9	—	(49)	58	—	14	44	0.1	0.11
Recall-related matters (e)	11	(29)	—	40	—	10	30	0.1	0.08
Regulatory and legal matters (f)	—	(36)	—	36	—	7	29	0.1	0.08
Tax matters (g)	—	—	—	—	—	(28)	28	(0.9)	0.07
Adjusted	$14,565	$7,436	$1,414	$5,715	$(196)	$819	$4,700	14.8%	$12.19

2023	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$13,058	$7,111	$1,388	$3,888	$(215)	$508	$3,165	13.8%	$8.25
Acquisition and integration-related costs:
Inventory stepped-up to fair value	—	—	—	—	—	—	—	—	—
Other acquisition and integration-related (a)	—	(20)	—	20	—	(25)	45	(0.8)	0.12
Amortization of purchased intangible assets	—	—	—	635	—	132	503	1.2	1.31
Structural optimization and other special charges (b)	39	(130)	(1)	170	—	38	132	0.4	0.34
Goodwill and other impairments (c)	—	—	—	36	—	9	27	0.1	0.08
Medical device regulations (d)	2	—	(94)	96	—	22	74	0.2	0.19
Recall-related matters (e)	—	(18)	—	18	—	4	14	—	0.04
Regulatory and legal matters (f)	—	(92)	—	92	—	29	63	0.4	0.16
Tax matters (g)	—	—	—	—	(8)	(51)	43	(1.2)	0.11
Adjusted	$13,099	$6,851	$1,293	$4,955	$(223)	$666	$4,066	14.1%	$10.60
(a) Charges represent certain acquisition and integration-related costs associated with acquisitions, including:

	2025	2024	2023
Termination of sales relationships	$—	$4	$5
Employee retention and workforce reductions	60	22	6
Changes in the fair value of contingent consideration	21	8	(1)
Manufacturing integration costs	19	3	2
Stock compensation payments upon a change in control	140	22	—
Other integration-related activities	95	49	8
Adjustments to Operating Income	$335	$108	$20
Charges for acquisition-related tax provisions	—	—	—
Other income taxes related to acquisition and integration-related costs	36	23	(25)
Adjustments to Income Taxes	$36	$23	$(25)
Adjustments to Net Earnings	$299	$85	$45

Dollar amounts in millions except per share amounts or as otherwise specified.	7

STRYKER CORPORATION
(b) Structural optimization and other special charges represent the costs associated with:

	2025	2024	2023
Employee retention and workforce reductions	$55	$23	$69
Closure/transfer of manufacturing and other facilities	31	31	50
Product line exits	13	37	22
Termination of sales relationships	7	8	—
Other charges	85	39	29
Adjustments to Operating Income	$191	$138	$170
Adjustments to Other Income (Expense), Net	$(27)	$1	$—
Adjustments to Income Taxes	$24	$29	$38
Adjustments to Net Earnings	$140	$110	$132
(c) Goodwill and other impairments represent the costs associated with:

	2025	2024	2023
Goodwill impairments	$—	$456	$—
Certain long-lived and intangible asset write-offs and impairments	114	466	26
Product line exits (e.g., long-lived asset and specifically-identified intangible asset write-offs)	56	55	10
Adjustments to Operating Income	$170	$977	$36
Adjustments to Income Taxes	$50	$125	$9
Adjustments to Net Earnings	$120	$852	$27
(d)  Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the new medical device regulations in the European Union.
(e)  Charges represent changes in our best estimate of the probable loss, or the minimum of the range of probable losses when a best estimate within a range is not known, to resolve certain recall-related matters.
(f)  Charges represent changes in our best estimate of the probable loss, or the minimum of the range of probable losses when a best estimate within a range is not known, to resolve certain regulatory or other legal matters and the amount of favorable awards from settlements.
(g)  Benefits / (charges) represent the accounting impact of certain significant and discrete tax items, including:

	2025	2024	2023
Adjustments related to the transfer of certain intellectual properties between tax jurisdictions	$(718)	$(185)	$(89)
Certain tax audit settlements	—	(1)	24
Deferred tax benefit on outside basis related to the anticipated sale of the Spinal Implants business	—	170	—
Other tax matters	58	(12)	14
Adjustments to Income Taxes	$(660)	$(28)	$(51)
Benefits for certain tax audit settlements	—	—	(9)
Other tax related adjustments	—	—	1
Adjustments to Other Income (Expense), Net	$—	$—	$(8)
Adjustments to Net Earnings	$660	$28	$43
FINANCIAL CONDITION AND LIQUIDITY

Net cash provided by (used in):	2025	2024	2023
Operating activities	$5,044	$4,242	$3,711
Investing activities	(4,866)	(3,000)	(962)
Financing activities	113	(525)	(1,594)
Effect of exchange rate changes	68	(36)	(28)
Change in cash and cash equivalents	$359	$681	$1,127
We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and to readily access capital markets at competitive rates despite the current macroeconomic environment. Operating cash flow provides the primary source of cash to fund operating needs and capital expenditures. Excess operating cash is used first to fund acquisitions to complement our portfolio of
businesses. Other discretionary uses include dividends and
potentially share repurchases. We supplement operating cash
flow with debt to fund our activities as necessary. Our overall cash position reflects our business results and a global cash management strategy that takes into account liquidity
management, economic factors and tax considerations.
Operating Activities
Cash provided by operating activities was $5,044, $4,242 and
$3,711 in 2025, 2024 and 2023. The increase in 2025 was
primarily due to higher cash earnings and working capital
improvements. The increase in 2024 from 2023 was primarily due to higher cash earnings partially offset by changes in working capital.
Investing Activities
Cash used in investing activities was $4,866, $3,000 and $962 in
2025, 2024 and 2023. Cash used in 2025 included cash paid for the acquisition of Inari, purchases of property, plant and
equipment, partially offset by proceeds from the sale of short term investments and our Spinal Implants business. Cash used in
2024 included cash paid for various acquisitions and purchases of short-term investments partially offset by proceeds from other investing activities.
Financing Activities
Cash provided by financing activities in 2025 was $113 and used in financing activities in 2024 and 2023 was  $525 and $1,594.
Cash provided by 2025 was primarily driven by dividend
payments of $1,284 and repayments of $1,400 to pay off
maturing senior unsecured notes. These repayments were offset by net proceeds of $2,979 from the issuance of senior unsecured notes as described in Note 10 to our Consolidated Financial
statements.  Cash used in 2024 was primarily driven by dividend payments of $1,219 and repayments of $2,039 to pay off
maturing senior unsecured notes. These repayments were offset by net proceeds of $3,011 from issuance of senior unsecured
notes.
We maintain debt levels that we consider appropriate after
evaluating a number of factors including cash requirements for ongoing operations, investment and financing plans (including acquisitions and share repurchase activities) and overall cost of

Dollar amounts in millions except per share amounts or as otherwise specified.	8

STRYKER CORPORATION
capital. Refer to Note 10 to our Consolidated Financial
Statements for further information.

	2025	2024	2023
Dividends paid per common share	$3.36	$3.20	$3.00
Total dividends paid to common shareholders	$1,284	$1,219	$1,139
Liquidity
Cash, cash equivalents and marketable securities were $4,100 and $3,743, and our current assets exceeded current liabilities by
$6,961 and $7,231 on December 31, 2025 and 2024. We
anticipate being able to support our short-term liquidity and operating needs from a variety of sources including cash from operations, commercial paper and existing credit lines. We also have a revolving credit agreement maturing in February 2030
with an aggregate principal amount of $3,000.
We raised funds in the capital markets in the past and may
continue to do so from time-to-time. We continue to have strong investment-grade short-term and long-term debt ratings that we believe should enable us to refinance our debt as needed.
Our cash, cash equivalents and marketable securities held in locations outside the United States was approximately 20% on
December 31, 2025 and 2024.
Guarantees and Other Off-Balance Sheet Arrangements
We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, of a magnitude that we believe could have a material impact on our financial condition or liquidity.
CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING
CASH REQUIREMENTS
In 2025 we recorded charges for various legal matters as further described in Note 7 to our Consolidated Financial Statements.
Recorded reserves represent the best estimate of the probable loss, or the minimum of the range of probable losses when a best estimate within the range is not known. The final outcome of these matters is dependent on many variables that are difficult to predict. The ultimate cost to entirely resolve these matters may be materially different from the amount of the current estimates and could have a material adverse effect on our financial
position, results of operations and cash flows. We are not able to reasonably estimate the future periods in which payments will be made.
As further described in Note 11 to our Consolidated Financial
Statements, on December 31, 2025 we had a reserve for
uncertain income tax positions of $403. Due to uncertainties regarding the ultimate resolution of income tax audits, we are not able to reasonably estimate the future periods in which any
income tax payments to settle these uncertain income tax
positions will be made.
As further described in Note 12 to our Consolidated Financial
Statements, on December 31, 2025 our defined benefit pension plans were underfunded by $269, of which approximately $268
related to plans outside the United States. Due to the rules affecting tax-deductible contributions in the jurisdictions in which the plans are offered and the impact of future plan asset
performance, changes in interest rates and potential changes in legislation in the United States and other foreign jurisdictions, we are not able to reasonably estimate the amounts that may be
required to fund defined benefit pension plans.

Contractual Obligations	Total	2026	2027- 2028	2029- 2030	After 2030
Debt repayments	$15,973	$1,000	$3,988	$4,256	$6,729
Interest payments	4,287	536	957	670	2,124
Minimum lease payments	524	164	212	93	55
Other	85	6	28	27	24
Total	$20,869	$1,706	$5,185	$5,046	$8,932
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements in accordance with
generally accepted accounting principles, there are certain
accounting policies, which may require substantial judgment or estimation in their application. We believe these accounting policies and the others set forth in Note 1 to our Consolidated
Financial Statements are critical to understanding our results of operations and financial condition. Actual results could differ from our estimates and assumptions, and any such differences could be material to our results of operations and financial condition.
Income Taxes
Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires certain items be included in the tax return at different times than the items are reflected in the financial statements. Some of these differences are permanent, such as expenses that are not
deductible in our tax return, and some differences are temporary and reverse over time, such as depreciation expense. These
temporary differences create deferred tax assets and liabilities.
Deferred tax assets generally represent the tax effect of items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment was deferred, the tax effect of expenditures for which a deduction was taken in our tax return but has not yet been recognized in our financial statements or assets recorded at fair value in business combinations for which there was no corresponding tax basis
adjustment.
Inherent in determining our annual tax rate are judgments
regarding business plans, tax planning opportunities and
expectations about future outcomes. Realization of certain
deferred tax assets is dependent upon generating sufficient
taxable income in the appropriate jurisdiction prior to the
expiration of the carryforward periods. Although realization is not assured, management believes it is more likely than not that our deferred tax assets, net of valuation allowances, will be realized.
We operate in multiple jurisdictions with complex tax policy and regulatory environments. In certain of these jurisdictions, we may take tax positions that management believes are supportable but are potentially subject to successful challenge by the applicable taxing authority. These differences of interpretation with the respective governmental taxing authorities can be impacted by the local economic and fiscal environment. We evaluate our tax positions and establish liabilities in accordance with the
applicable accounting guidance on uncertainty in income taxes.
We review these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly. We have a number of audits in process in
various jurisdictions. Although the resolution of these tax
positions is uncertain, based on currently available information, we believe that it is more likely than not that the ultimate outcomes will not have a material adverse effect on our financial position, results of operations or cash flows.

Dollar amounts in millions except per share amounts or as otherwise specified.	9

STRYKER CORPORATION
Due to the number of estimates and assumptions inherent in
calculating the various components of our tax provision, certain changes or future events, such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans, could have an impact on those estimates and our effective tax rate.
We received a final audit report and assessments from the
German Federal Central Tax Office (FCTO) related to the years
2010 through 2017 of $754 and expect to receive additional
assessments of $11 based on the final audit report.  We intend to defend our filing positions through the FCTO independent
appeals process and/or litigation as necessary. If the resolution of this matter results in additional German income taxes, we expect to pursue a claim for associated foreign tax credits. Our
unrecognized tax benefits associated with this matter remain unchanged from 2024. Refer to Note 11 to our Consolidated
Financial Statements for further discussion.
Acquisitions, Goodwill and Intangibles, and Long-Lived
Assets
Our financial statements include the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed are recorded on the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.
Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives.
Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future
expectations and assumptions deemed reasonable by
management but are inherently uncertain. We typically use an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows (including expected growth rates and
profitability), the underlying product or technology life cycles, the economic barriers to entry and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur that could affect the accuracy or
validity of the estimates and assumptions.
Determining the useful life of an intangible asset also requires judgment. With the exception of certain trade names, the majority of our acquired intangible assets (e.g., certain trademarks or brands, customer and distributor relationships, patents and
technologies) are expected to have determinable useful lives.
Our assessment as to the useful lives of these intangible assets is based on a number of factors including competitive
environment, market share, trademark, brand history, underlying product life cycles, operating plans and the macroeconomic
environment of the countries in which the trademarked or
branded products are sold. Our estimates of the useful lives of determinable-lived intangibles are primarily based on these same factors. Determinable-lived intangible assets are amortized to expense over their estimated useful life.
In some of our acquisitions, we acquire in-process research and development (IPRD) intangible assets. For acquisitions
accounted for as business combinations, IPRD is considered to be an indefinite-lived intangible asset until the research is completed (then it becomes a determinable-lived intangible
asset) or determined to have no future use (then it is impaired).
For asset acquisitions, IPRD is expensed immediately unless
there is an alternative future use.
Indefinite-lived intangible assets and goodwill are not amortized but are tested annually for impairment or whenever events or circumstances indicate such assets may be impaired. Our annual impairment testing date is October 31. When it is unlikely that an indefinite-lived intangible asset or goodwill of a reporting unit is impaired, we perform a qualitative assessment. For goodwill, that qualitative assessment may be periodically supplemented with a corroborative quantitative analysis.
When necessary, we perform a quantitative impairment test and determine the fair value of the indefinite-lived intangible asset or reporting unit using an income approach. For the quantitative impairment test of goodwill, when appropriate, we corroborate our concluded value under the income approach using a market approach that utilizes trading multiples derived from a peer set of similar companies. The income approach calculates the present value of estimated future cash flows and requires certain
assumptions and estimates be made regarding market conditions and our future profitability. Considerable management judgment is necessary to evaluate the impact of operating and
macroeconomic changes and to estimate future cash flows used to measure fair value. Assumptions used in our impairment
evaluations, such as forecasted growth rates and cost of capital, are consistent with internal business plans. We believe such assumptions and estimates are also comparable to those that
would be used by other marketplace participants.
We review our other long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is
performed at the lowest level of identifiable cash flows, which is at the individual asset level or the asset group level. The
undiscounted cash flows expected to be generated by the related assets are estimated over their useful life based on updated projections. If the evaluation indicates that the carrying amount of the assets may not be recoverable, any potential impairment is measured based upon the fair value of the related assets or
asset group as determined by an appropriate market appraisal or other valuation technique. Assets classified as held for sale, if any, are recorded at the lower of carrying amount or fair value less costs to sell.
In our annual impairment test of goodwill as of October 31, 2024 we performed a quantitative assessment of the Spine reporting unit using a discounted cash flow analysis to estimate the fair value. The carrying value of the Spine reporting unit exceeded its fair value and a charge of $273 was recognized in goodwill and other impairments in our Consolidated Statements of Earnings.
The impairment charge for the Spine reporting unit was driven by a decrease in future product demand due to the competitive
environment and an increase in the Spine reporting unit’s
weighted average cost of capital.
During the fourth quarter 2024 management committed to a plan to sell certain assets associated with the Spinal Implants
business (disposal group) and such assets were classified as held for sale beginning November 2024. We tested the net
carrying amounts of other assets, such as working capital
accounts, and determined that there was no impairment as the fair values of these assets approximated their carrying values.
Goodwill was allocated to the disposal group and the retained portion of the Spine reporting unit based on the relative fair values. Goodwill allocated to the disposal group was tested for impairment which resulted in an impairment charge of $183. As of

Dollar amounts in millions except per share amounts or as otherwise specified.	10

STRYKER CORPORATION
December 31, 2024, there was no goodwill remaining attributable to the Spinal Implants disposal group.
Finally we compared the carrying amount of the disposal group to the fair value less cost to sell. As a result, we recognized an estimated loss of $362 to record the disposal group at its fair value less cost to sell in goodwill and other impairments in our
Consolidated Statements of Earnings.
In April 2025 we completed the sale of the disposal group to the
Viscogliosi Brothers, LLC as further discussed in Note 16. In the first half of 2025 we recognized immaterial impairment charges to record the disposal group at its fair value less cost to sell within goodwill and other impairments in our Consolidated Statements of Earnings. The fair value of the disposal group and
consideration received was measured using a discounted cash
flow analysis based upon the selling price and unobservable
inputs, such as market conditions and the rate used to discount the estimated future cash flows to their present value based on factors including the disposal group’s cost of equity and market yield rates, which are Level 3 inputs. Consideration could
increase by up to $57 or decrease by up to $245 based on the amount received.
With the acquisition of Inari in February 2025 discussed in Note 6 to our Consolidated Financial Statements, we established a new
Peripheral Vascular reporting unit consisting of the acquired Inari business. Given the proximity of the impairment testing date to the date of acquisition, the fair value of this new reporting unit was not expected to exceed its carrying value by a significant amount. We performed a quantitative impairment test for our
Peripheral Vascular reporting unit at October 31, 2025 and
determined that its fair value exceeded its carrying amount by
12%. At October 31, 2025, goodwill attributable to this reporting unit was $3,203. The fair value of this reporting unit was
determined using a discounted cash flow analysis, which is a form of the income approach. Significant inputs to the analysis included assumptions for future revenue growth, operating
margin and the rate used to discount the estimated future cash flows to their present value, based on the reporting unit’s
estimated weighted average cost of capital. We believe our
estimates are appropriate based upon current and future market conditions and the best information available at the impairment assessment date; however, future impairment charges could be required if we do not achieve our cash flow, revenue and
profitability projections or if there is an increase in the weighted average cost of capital.
The assumptions used in the discounted cash flow analysis are subject to inherent uncertainties and subjectivity. The use of different assumptions, estimates or judgments with respect to the estimation of future cash flows and the determination of the discount rate used to reduce such estimated future cash flows to their net present value could materially affect the determination of any impairment charges. Hypothetical changes in our estimates of the discount rate, long-term revenue growth and long-term operating margin would result in impairment charges as follows:

Change in selected assumption	Percentage decline in fair value	Impairment charge
100 bps increase in discount rate	14%	$198
100 bps decrease in long-term revenue growth	8	—
100 bps decrease in long-term operating margin	2	—
We did not identify any factors in 2025 or 2024 that would lead us to believe that our other reporting units were at risk of a goodwill impairment. Accordingly, we performed qualitative assessments and concluded it was more likely than not that the fair values of those reporting units exceeded their respective carrying amounts.
In 2025 our qualitative assessment was supplemented with a
corroborative quantitative analysis which indicated that the implied fair values of our other reporting units exceed their respective carrying amounts by at least 100%. Future changes in the judgments, assumptions and estimates that are used in our impairment testing for goodwill and indefinite-lived intangible assets, including discount rates and cash flow projections, could result in different estimates of fair value. A significant reduction in estimated fair values could result in impairment charges that could materially affect our results of operations.
Legal and Other Contingencies
We are involved in various ongoing proceedings, legal actions and claims arising in the normal course of business, including proceedings related to product, labor, tax, intellectual property and other matters that are more fully described in Notes 7 and 11 to our Consolidated Financial Statements. The outcomes of these matters will generally not be known for prolonged periods of time.
In certain of the legal proceedings, the claimants seek damages, as well as other compensatory and equitable relief, that could result in the payment of significant claims and settlements and/or the imposition of injunctions or other equitable relief. For legal matters for which management had sufficient information to
reasonably estimate our future obligations, a liability representing management's best estimate of the probable loss, or the
minimum of the range of probable losses when a best estimate within the range is not known, for the resolution of these legal matters is recorded. The estimates are based on consultation with legal counsel, previous settlement experience and
settlement strategies. If actual outcomes are less favorable than those projected by management, additional expense may be
incurred, which could unfavorably affect future operating results.
We are currently self-insured for certain claims and expenses.
The ultimate cost to us with respect to product liability claims could be materially different than the amount of the current estimates and accruals and could have a material adverse effect on our financial position, results of operations and cash flows.
NEW ACCOUNTING PRONOUNCEMENTS
Refer to Note 1 to our Consolidated Financial Statements for
further information.

11
STRYKER CORPORATION

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Stryker Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Stryker Corporation and subsidiaries (the Company) as of
December 31, 2025 and 2024, the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB),
the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control—
Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 11, 2026 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the
Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Uncertain Tax Positions
Description of the Matter
As described in Note 11 to the consolidated financial statements, the Company is involved in various income tax matters for which the ultimate outcomes are uncertain. As of December 31, 2025, the Company had unrecognized tax benefits of $403. The Company received a final audit report and assessments from the German Federal Central Tax Office
(FCTO) related to the years 2010 through 2017 of $754 and expect to receive additional assessments of $11 based on the final audit report.
Auditing management’s evaluation of the uncertain tax positions associated with the FCTO tax assessments was especially challenging due to the level of subjectivity and significant judgment associated with the recognition and measurement of the tax positions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the
Company’s accounting process for uncertain tax positions. For example, we tested controls over management’s identification of uncertain tax positions and its application of the recognition and measurement principles, including management’s review of developments related to existing uncertain tax positions.
Our audit procedures included, among others, evaluating the assumptions the Company used to assess its uncertain tax positions and related unrecognized tax benefits. We evaluated evidence of management’s assessment of the uncertain tax positions related to certain German tax matters. Including inspection of technical memos, inspection of the FCTO tax assessments, and written representations of management. We involved professionals with specialized skill and knowledge to assist in our evaluation of the tax technical merits of the Company’s assessments, the amount of the potential benefits to be realized, and the application of relevant tax law. We also assessed the Company’s disclosures of uncertain tax positions included in Note 11 related to this tax matter.

12
STRYKER CORPORATION

Acquisitions
Description of the Matter
As described in Note 6 to the consolidated financial statements, in 2025 the Company completed the acquisition of Inari
Medical, Inc. (Inari) for total consideration of $4,810, net of cash acquired. The acquisition was accounted for as a business combination. Auditing the Company’s fair value measurement of certain acquired developed technologies was complex and required significant auditor judgment due to the significant estimation uncertainty in determining the fair value of these intangible assets. The Company used an income approach to measure the developed technology intangible assets acquired. The significant assumptions used to estimate the fair value of the intangible assets included discount rates and certain assumptions that form the basis of the forecasted results, including revenue growth rates and profit margins.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of the controls over the identification and measurement of developed technologies. For example, we tested controls over the valuation of intangibles, including the valuation models and underlying assumptions used to develop such estimates.
To test the fair value measurement of developed technologies, we performed audit procedures that included, among others, evaluating the Company's use of the income approach and testing the significant assumptions used in the model, as described above. We involved our valuation specialists in assisting with the evaluation of methodologies used by the Company and significant assumptions included in the fair value measurements. For example, to evaluate the revenue growth rates and projected profit margins, we compared the amounts to historical results of the Company’s business, as well as the acquired business’ historical results, and current industry and market trends for those in which the Company operates and performed sensitivity analyses on key assumptions. We also evaluated the adequacy of the
Company’s disclosures included in Note 6 related to these acquisitions.

/s/    Ernst & Young LLP
We have served as the Company's auditor since 1974.
Grand Rapids, Michigan
February 11, 2026,
except for the effects of the change in the composition of reportable segments in Notes 1, 2, and 14, as to which the date is June 26,
2026

Dollar amounts in millions except per share amounts or as otherwise specified.	13
STRYKER CORPORATION
Stryker Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	2025	2024	2023
Net sales	$25,116	$22,595	$20,498
Cost of sales	9,051	8,155	7,440
Gross profit	$16,065	$14,440	$13,058
Research, development and engineering expenses	1,623	1,466	1,388
Selling, general and administrative expenses	8,651	7,685	7,111
Amortization of intangible assets	732	623	635
Goodwill and other impairments	170	977	36
Total operating expenses	$11,176	$10,751	$9,170
Operating income	$4,889	$3,689	$3,888
Interest expense	(607)	(409)	(363)
Other income	232	212	148
Earnings before income taxes	$4,514	$3,492	$3,673
Income taxes	1,268	499	508
Net earnings	$3,246	$2,993	$3,165

Net earnings per share of common stock:
Basic	$8.49	$7.86	$8.34
Diluted	$8.40	$7.76	$8.25

Weighted-average shares outstanding (in millions):
Basic	382.2	381.0	379.6
Effect of dilutive employee stock compensation	4.3	4.6	4.1
Diluted	386.5	385.6	383.7
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2025	2024	2023
Net earnings	$3,246	$2,993	$3,165
Other comprehensive income (loss), net of tax
Marketable securities	—	—	1
Pension plans	66	32	(59)
Unrealized gains (losses) on designated hedges	11	(8)	(13)
Financial statement translation	(471)	99	(124)
Total other comprehensive income (loss), net of tax	$(394)	$123	$(195)
Comprehensive income	$2,852	$3,116	$2,970
See accompanying notes to Consolidated Financial Statements.

Dollar amounts in millions except per share amounts or as otherwise specified.	14

STRYKER CORPORATION
Stryker Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	2025	2024
Assets
Current assets
Cash and cash equivalents	$4,011	$3,652
Short-term investments	—	750
Marketable securities	89	91
Accounts receivable, less allowance of $216 ($213 in 2024)	4,039	3,987
Inventories:
Materials and supplies	1,349	1,147
Work in process	415	336
Finished goods	3,546	3,291
Total inventories	$5,310	$4,774
Prepaid expenses and other current assets	1,306	1,593
Total current assets	$14,755	$14,847
Property, plant and equipment:
Land, buildings and improvements	1,793	1,627
Machinery and equipment	5,744	5,056
Total property, plant and equipment	7,537	6,683
Less allowance for depreciation	3,661	3,235
Property, plant and equipment, net	$3,876	$3,448
Goodwill	19,291	15,855
Other intangibles, net	5,681	4,395
Noncurrent deferred income tax assets	1,098	1,742
Other noncurrent assets	3,143	2,684
Total assets	$47,844	$42,971

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$1,799	$1,679
Accrued compensation	1,595	1,403
Income taxes	418	539
Dividend payable	337	320
Accrued expenses and other liabilities	2,645	2,266
Current maturities of debt	1,000	1,409
Total current liabilities	$7,794	$7,616
Long-term debt, excluding current maturities	14,859	12,188
Income taxes	402	349
Other noncurrent liabilities	2,369	2,184
Total liabilities	$25,424	$22,337
Shareholders' equity
Common stock, $0.10 par value	38	38
Additional paid-in capital	2,597	2,361
Retained earnings	20,472	18,528
Accumulated other comprehensive loss	(687)	(293)
Total shareholders' equity	$22,420	$20,634
Total liabilities & shareholders' equity	$47,844	$42,971
See accompanying notes to Consolidated Financial Statements.

Dollar amounts in millions except per share amounts or as otherwise specified.	15

STRYKER CORPORATION
Stryker Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	2025		2024		2023
	Shares	Amount	Shares	Amount	Shares	Amount
Common stock
Beginning	381.4	$38	380.1	$38	378.7	$38
Issuance of common stock under stock compensation and benefit plans	1.1	—	1.3	—	1.4	—
Ending	382.5	$38	381.4	$38	380.1	$38
Additional paid-in capital
Beginning		$2,361		$2,200		$2,034
Issuance of common stock under stock compensation and benefit plans		(7)		(68)		(39)
Share-based compensation		243		229		205
Ending		$2,597		$2,361		$2,200
Retained earnings
Beginning		$18,528		$16,771		$14,765
Net earnings		3,246		2,993		3,165
Cash dividends declared		(1,302)		(1,236)		(1,159)
Ending		$20,472		$18,528		$16,771
Accumulated other comprehensive (loss) income
Beginning		$(293)		$(416)		$(221)
Other comprehensive income (loss)		(394)		123		(195)
Ending		$(687)		$(293)		$(416)
Total shareholders' equity		$22,420		$20,634		$18,593
See accompanying notes to Consolidated Financial Statements.

Dollar amounts in millions except per share amounts or as otherwise specified.	16

STRYKER CORPORATION
Stryker Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2025	2024	2023
Operating activities
Net earnings	$3,246	$2,993	$3,165
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	461	427	393
Amortization of intangible assets	732	623	635
Goodwill and other impairments	170	977	36
Share-based compensation	243	229	205
Sale of inventory stepped up to fair value at acquisition	173	46	—
Deferred income tax (benefit) expense	392	(370)	(206)
Changes in operating assets and liabilities:
Accounts receivable	127	(321)	(175)
Inventories	(297)	(206)	(797)
Accounts payable	94	192	77
Accrued expenses and other liabilities	318	74	516
Income taxes	(145)	(116)	(4)
Other, net	(470)	(306)	(134)
Net cash provided by operating activities	$5,044	$4,242	$3,711
Investing activities
Acquisitions, net of cash acquired	(4,960)	(1,628)	(390)
Proceeds/(Purchases) of short-term investments	750	(750)	—
Purchases of property, plant and equipment	(761)	(755)	(575)
Proceeds from the sale of the Spinal Implants business	165	—	—
Other investing, net	(60)	133	3
Net cash used in investing activities	$(4,866)	$(3,000)	$(962)
Financing activities
Proceeds (payments) on short-term borrowings, net	—	(32)	540
Proceeds from issuance of long-term debt	2,979	3,011	1,241
Payments on long-term debt	(1,400)	(2,039)	(2,058)
Payments of dividends	(1,284)	(1,219)	(1,139)
Cash paid for taxes from withheld shares	(149)	(195)	(155)
Other financing, net	(33)	(51)	(23)
Net cash provided by (used in) financing activities	$113	$(525)	$(1,594)
Effect of exchange rate changes on cash and cash equivalents	68	(36)	(28)
Change in cash and cash equivalents	$359	$681	$1,127
Cash and cash equivalents at beginning of year	3,652	2,971	1,844
Cash and cash equivalents at end of year	$4,011	$3,652	$2,971

Supplemental cash flow disclosure:
Cash paid for income taxes, net of refunds	$1,002	$989	$693
Cash paid for interest on debt	$582	$396	$356
See accompanying notes to Consolidated Financial Statements.

Dollar amounts in millions except per share amounts or as otherwise specified.	17

STRYKER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations: Stryker (the "Company," "we," "us," or
"our") is a global leader in medical technologies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in MedSurg,
Neurotechnology and Orthopaedics that help improve patient and healthcare outcomes. Our products include surgical equipment and surgical navigation systems; endoscopic and
communications systems; patient handling, emergency medical
equipment and intensive care disposable products; clinical
communication and artificial intelligence-assisted virtual care platform technology; products for traditional brain and open skull-
based surgical procedures; minimally invasive products for the treatment of acute ischemic and hemorrhagic stroke and venous thromboembolism; implants used in joint replacement and trauma surgeries; Mako robotic-arm assisted technology; as well as other products used in a variety of medical specialties.
Basis of Presentation and Consolidation: The Consolidated
Financial Statements include the Company and its subsidiaries.
All significant intercompany accounts and transactions are
eliminated in consolidation. We have no material interests in variable interest entities. Certain prior year amounts have been reclassified to conform with current year presentation in our
Consolidated Financial Statements.
Recast of Certain Prior Period Information: The segment
information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2026. The recast of prior period information had no impact on our consolidated balance sheets, consolidated statements of earnings, or consolidated statements of cash flows.
In the first quarter 2026 we announced a change in our
organizational structure. Our new Ortho Tech business combines the orthopaedic instruments portfolio from our Instruments
business with the Mako and enabling technologies portfolio from our Other Orthopaedics business. By bringing Mako, power tools, cutting accessories, enabling technologies and the teams behind these products together under one business, we are simplifying the customer experience and striving to increase our speed to market through focused innovation.
Following this re-organization, we will continue to have two business segments - (i) MedSurg and Neurotechnology and (ii)
Orthopaedics, each of which comprise a reportable segment. All historical segment financial information has been recast to
conform to this new reporting structure in our financial statements and accompanying notes. These changes primarily impacted
Note 2 – Revenue Recognition and Note 14 – Segment and
Geographic Data. The information in Note 8—Goodwill and Other
Intangible Assets has not been recast; however, recast amounts are disclosed in our Quarterly Report on Form 10‑Q for the
quarterly period ended March 31, 2026.
Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the
United States (GAAP) requires management to make estimates
and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of net sales and expenses in the reporting period. Actual results could differ from those estimates.
Revenue Recognition: Sales are recognized as the
performance obligations to deliver products or services (including services under extended warranty service contracts) are satisfied and are recorded based on the amount of consideration we
expect to receive in exchange for satisfying the performance obligations. Our sales are recognized primarily when we transfer control to the customer, which can be on the date of shipment, the date of receipt by the customer or, for most Orthopaedics products, when we have received a purchase order and
appropriate notification the product has been used or implanted.
Products and services are primarily transferred to customers at a point in time, with some transfers of services taking place over time.
Sales represent the amount of consideration we expect to receive from customers in exchange for transferring products and
services. Net sales exclude sales, value added and other taxes we collect from customers. Other costs to obtain and fulfill contracts are generally expensed as incurred due to the short-
term nature of most of our sales. We extend terms of payment to our customers based on commercially reasonable terms for the markets of our customers, while also considering their credit quality.
A provision for estimated sales returns, discounts and rebates is recognized as a reduction of sales in the same period that the sales are recognized. Our estimate of the provision for sales returns has been established based on contract terms with our customers and historical business practices and current trends.
Shipping and handling costs charged to customers are included in net sales.
Cost of Sales: Cost of sales include direct materials and
supplies consumed in the manufacture of product, as well as
manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased
materials and supplies into finished product. Cost of sales also includes the cost to distribute products to customers, inbound freight costs, warehousing costs and other shipping and handling activity.
Research, Development and Engineering Expenses:
Research, development and engineering costs are charged to
expense as incurred and include research, development and
engineering activities relating to the development of new
products, improvement of existing products, technical support of products and compliance with governmental regulations for the protection of customers and patients. Costs primarily include salaries, wages, consulting and depreciation and maintenance of research facilities and equipment.
Selling, General and Administrative Expenses: Costs include
selling expenses, marketing expenses, administrative and other indirect overhead costs, amortization of loaner instrumentation, depreciation and amortization expense of non-manufacturing
assets and other miscellaneous operating items.
Currency Translation: Financial statements of subsidiaries
outside the United States generally are measured using the local currency as the functional currency. Adjustments to translate those statements into United States Dollars are recorded in other comprehensive income (OCI). Transactional exchange gains and losses are included in other income.
Cash Equivalents: Highly liquid investments with remaining
stated maturities of three months or less when purchased or
other money market instruments that are redeemable upon
demand are considered cash equivalents and recorded at cost.
Short-term Investments: Short-term investments that have a
maturity greater than three months and less than a year from the date of purchase primarily include time deposits, certificates of deposit, commercial paper, bonds and notes, substantially all of

Dollar amounts in millions except per share amounts or as otherwise specified.	18

STRYKER CORPORATION
which are denominated in United States Dollars and are stated at cost plus accrued interest, which approximates fair value. We expect to hold all of our short-term investments to maturity.
Marketable Securities: Marketable securities include marketable debt securities and mutual funds. Mutual funds are acquired to offset changes in certain liabilities related to deferred
compensation arrangements and are expected to be used to
settle these liabilities. Mutual funds are recognized in other noncurrent assets. Pursuant to our investment policy, all
individual marketable security investments must have a minimum credit quality of single A (Standard & Poor’s and Fitch) and A2
(Moody’s Corporation) at the time of acquisition, while the overall portfolio of marketable securities must maintain a minimum
average credit quality of double A (Standard & Poor’s and Fitch)
or Aa (Moody’s Corporation). In the event of a rating downgrade below the minimum credit quality subsequent to purchase, the marketable security investment is evaluated to determine the appropriate action to take to minimize the overall risk to our marketable security investment portfolio. Our marketable
securities are classified as available-for-sale and trading
securities. Investments in trading securities represent participant-
directed investments of deferred employee compensation.
Accounts Receivable: Accounts receivable include trade and
other miscellaneous receivables. An allowance is maintained for doubtful accounts for estimated losses in the collection of
accounts receivable. Estimates are made regarding the ability of customers to make required payments based on historical credit experience, current market conditions and expected credit
losses. Accounts receivable are written off when all reasonable collection efforts are exhausted.
Inventories: Inventories are stated at the lower of cost or net realizable value, with cost generally determined using the first-in, first-out (FIFO) cost method. For excess and obsolete inventory resulting from the potential inability to sell specific products at prices in excess of current carrying costs, reserves are
maintained to reduce current carrying cost to net realizable value.
Financial Instruments: Our financial instruments include cash, cash equivalents, marketable securities, accounts receivable, other investments, accounts payable, debt and foreign currency exchange contracts. The carrying value of our financial
instruments, with the exception of our senior unsecured notes, approximates fair value on December 31, 2025 and 2024. Refer to Notes 3 and 10 for further details.
All marketable securities are recognized at fair value.
Adjustments to the fair value of marketable securities that are classified as available-for-sale are recognized as increases or decreases, net of income taxes, within accumulated other
comprehensive income (AOCI) in shareholders’ equity and
adjustments to the fair value of marketable securities that are classified as trading are recognized in earnings. The amortized cost of marketable debt securities is adjusted for amortization of premiums and discounts to maturity computed under the effective interest method. Such amortization, interest and realized gains and losses are included in other income. The cost of securities sold is determined by the specific identification method.
We review declines in the fair value of our investments classified as available-for-sale to determine whether the decline in fair value is a result of credit loss or other factors. Impairments of available-for-sale marketable debt securities related to credit loss are included in earnings and impairments related to other factors are recognized within AOCI.
Derivatives: All derivatives are recognized at fair value and reported on a gross basis. We enter into forward currency
exchange contracts to mitigate the impact of currency fluctuations on transactions denominated in nonfunctional currencies, thereby limiting our risk that would otherwise result from changes in exchange rates. The periods of the forward currency exchange contracts correspond to the periods of the exposed transactions, with realized gains and losses included in the measurement and recording of transactions denominated in the nonfunctional
currencies. All forward currency exchange contracts are recorded at their fair value each period.
Forward currency exchange contracts designated as cash flow
hedges are designed to hedge the variability of cash flows
associated with forecasted transactions denominated in a foreign currency that will take place in the future. These nonfunctional currency exposures principally relate to forecasted intercompany sales and purchases of manufactured products and generally
have maturities up to eighteen months. Changes in value of
derivatives designated as cash flow hedges are recorded in AOCI in shareholders’ equity until earnings are affected by the
variability of the underlying cash flows. At that time, the
applicable amount of gain or loss from the derivative instrument that is deferred in shareholders’ equity is reclassified into earnings and is included in cost of goods sold. Cash flows
associated with these hedges are included in cash provided by operating activities in the same category as the cash flows from the items being hedged.
Forward currency exchange contracts are used to offset our
exposure to the change in value of specific foreign currency denominated assets and liabilities, primarily intercompany
payables and receivables. These derivatives are not designated as hedges and, therefore, changes in the value of these forward contracts are recognized in earnings, thereby offsetting the current earnings effect of the related changes in value of foreign currency denominated assets and liabilities. The estimated fair value of our forward currency exchange contracts represents the measurement of the contracts at month-end spot rates as
adjusted by current forward points.
From time to time, we designate derivative and non-derivative financial instruments as net investment hedges of our
investments in certain international subsidiaries. For derivative instruments that are designated and qualify as a net investment hedge, the effective portion of the derivative's gain or loss is recognized in OCI and reported as a component of AOCI. We
have elected to use the spot method to assess effectiveness for our derivatives designated as net investment hedges.
Accordingly, the change in fair value attributable to changes in the spot rate is recorded in AOCI. We exclude the spot-forward difference from the assessment of hedge effectiveness and
amortize this amount separately on a straight-line basis over the term of the forward contracts. This amortization is recognized in other income.
From time to time, we designate forward starting interest rate derivative instruments as cash flow hedges to manage the
exposure to interest rate volatility with regard to future issuance and refinancing of debt. Changes in value of derivatives
designated as cash flow hedges are recorded in AOCI until
earnings are affected by the variability of the underlying cash flows. At that time, the applicable amount of gain or loss from the derivative instrument that is deferred in shareholders’ equity is reclassified into earnings and is included in interest expense.
Interest rate derivative instruments designated as fair value hedges have been used in the past to manage the exposure to

Dollar amounts in millions except per share amounts or as otherwise specified.	19

STRYKER CORPORATION
interest rate movements and to reduce borrowing costs by
converting fixed-rate debt into floating-rate debt. Under these agreements, we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount.
Property, Plant and Equipment: Property, plant and equipment is stated at cost. Depreciation is generally computed by the straight-line method over the estimated useful lives of three to 30 years for buildings and improvements and three to 15 years for machinery and equipment.
Goodwill and Other Intangible Assets: Goodwill represents the excess of purchase price over fair value of tangible net assets of acquired businesses at the acquisition date, after amounts
allocated to other identifiable intangible assets. Factors that contribute to the recognition of goodwill include synergies that are specific to our business and not available to other market
participants and are expected to increase net sales and profits;
acquisition of a talented workforce; cost savings opportunities;
the strategic benefit of expanding our presence in core and
adjacent markets; and diversifying our product portfolio.
The fair values of other identifiable intangible assets acquired in a business combination are primarily determined using the income approach. Other intangible assets include, but are not limited to, developed technologies, customer and distributor relationships
(which reflect expected continued customer or distributor
patronage) and trademarks and patents. Intangible assets with determinable useful lives are amortized on a straight-line basis over their estimated useful lives of four to 40 years. Certain acquired trade names are considered to have indefinite lives and are not amortized, but are assessed annually for potential
impairment as described below.
In some of our acquisitions, we acquire in-process research and development (IPRD) intangible assets. For acquisitions
accounted for as business combinations IPRD is considered to be an indefinite-lived intangible asset until the research is completed (then it becomes a determinable-lived intangible
asset) or determined to have no future use (then it is impaired).
For asset acquisitions IPRD is expensed immediately unless
there is an alternative future use.
Goodwill, Intangibles and Long-Lived Asset Impairment
Tests: We perform our annual impairment test for goodwill as of
October 31 each year. We consider qualitative indicators of the fair value of a reporting unit when it is unlikely that a reporting unit has impaired goodwill and periodically corroborate that assessment with quantitative information. In certain
circumstances, we may also utilize a discounted cash flow
analysis that requires certain assumptions and estimates be
made regarding market conditions and our future profitability.
Indefinite-lived intangible assets are also tested at least annually for impairment by comparing the individual carrying values to the fair value.
We review long-lived assets for indicators of impairment
whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is
performed at the lowest level of identifiable cash flows.
Undiscounted cash flows expected to be generated by the related assets are estimated over the asset's useful life based on
updated projections. If the evaluation indicates that the carrying amount of the asset may not be recoverable, any potential
impairment is measured based upon the fair value of the related asset or asset group as determined by an appropriate market
appraisal or other valuation technique.
Assets and Liabilities Held for Sale: We classify assets and liabilities or disposal groups to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the disposal group; the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated;
the sale of the disposal group is probable, and transfer of the disposal group is expected to qualify for recognition as a
completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the disposal group beyond one year; the disposal group is being
actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
We initially measure a disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a disposal group until the sale is completed. We assess the fair value of a disposal group, less any costs to sell, each reporting period it remains classified as held for sale and report any subsequent changes as an
adjustment to the carrying value of the disposal group, as long as the new carrying value does not exceed the carrying value of the disposal group at the time it was initially classified as held for sale.
Upon determining that a disposal group meets the criteria to be classified as held for sale, we cease depreciation and
amortization of the assets and disclose the major classes of assets and liabilities of the disposal group in the Notes to the
Consolidated Financial Statements. Refer to Note 16 for further information.
Share-Based Compensation: Share-based compensation is in
the form of stock options, restricted stock units (RSUs) and performance stock units (PSUs). Stock options are granted under long-term incentive plans to certain key employees and non-
employee directors at an exercise price not less than the fair market value of the underlying common stock, which is the
quoted closing price of our common stock on the day prior to the date of grant. The options are granted for periods of up to 10 years and become exercisable in varying installments.
We grant RSUs to key employees and non-employee directors
and PSUs to certain key employees under our long-term
incentive plans. The fair value of RSUs is determined based on the number of shares granted and the quoted closing price of our common stock on the date of grant, adjusted for the fact that
RSUs do not include anticipated dividends. RSUs generally vest in one-third increments over a three-year period and are settled in stock. PSUs are earned over a three-year performance cycle and vest in March of the year following the end of that
performance cycle. The number of PSUs that will ultimately be earned is based on our performance relative to pre-established goals in that three-year performance cycle. The fair value of
PSUs is determined based on the quoted closing price of our
common stock on the day of grant.
Compensation expense is recognized in the Consolidated
Statements of Earnings based on the estimated fair value of the awards on the grant date. Compensation expense recognized
reflects an estimate of the number of awards expected to vest

Dollar amounts in millions except per share amounts or as otherwise specified.	20

STRYKER CORPORATION
after taking into consideration an estimate of award forfeitures based on actual experience and is recognized on a straight-line basis over the requisite service period, which is generally the period required to obtain full vesting. Management expectations related to the achievement of performance goals associated with
PSU grants is assessed regularly and that assessment is used to determine whether PSU grants are expected to vest. If
performance-based milestones related to PSU grants are not met or not expected to be met, any compensation expense
recognized associated with such grants will be reversed.
Income Taxes: Deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured
using the enacted income tax rates in effect for the years in which the differences are expected to reverse. Deferred income tax benefits generally represent the change in net deferred income tax assets and liabilities in the year. Other amounts result from adjustments related to acquisitions and foreign currency as
appropriate.
We operate in multiple income tax jurisdictions both within the
United States and internationally. Accordingly, management must determine the appropriate allocation of income to each of these jurisdictions based on current interpretations of complex income tax regulations. Income tax authorities in these jurisdictions regularly perform audits of our income tax filings. Income tax audits associated with the allocation of this income and other complex issues, including inventory transfer pricing and cost sharing, product royalty and foreign branch arrangements, may require an extended period of time to resolve and may result in significant income tax adjustments if changes to the income
allocation are required between jurisdictions with different income tax rates.
The Tax Cuts and Jobs Act (the Act) was enacted in 2017 in the
United States. The Act also subjects a United States shareholder to tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries. We have elected to account for GILTI tax in the year the tax is incurred.
New Accounting Pronouncements Not Yet Adopted
In December 2025 the Financial Accounting Standards Board
(FASB) issued ASU 2025-10 (Topic 832): Accounting for
Government Grants Received by Business Entities. This update establishes guidance on the recognition, measurement and
presentation of government grants received by business entities including grants related to the purchase, construction or
acquisition of an asset and grants related to income. The update is effective for fiscal years beginning after December 15, 2028 including interim periods within those fiscal years. Early adoption is permitted. We do not expect this ASU to have a significant impact on our Consolidated Financial Statements.
In September 2025 the FASB issued ASU 2025-07 (Topics 815
and 606): Derivatives and Hedging: Derivatives Scope
Refinements and Revenue from Contracts with Customers:
Scope Clarification for Share-Based Noncash Consideration from a Customer in a Revenue Contract. This update expands the
scope exception in Topic 815 to certain nonexchange-traded
contracts for which settlement is based on operations or activities specific to one of the parties to the contract. The update is effective for fiscal years beginning after December 15, 2026 including interim periods within those fiscal years. Early adoption is permitted. We are evaluating if the ASU will have an impact on our Consolidated Financial Statements.
In September 2025 the FASB issued ASU 2025-06 (Subtopic
350-40): Intangibles - Goodwill and Other - Internal-Use
Software: Targeted Improvements to the Accounting for Internal-
Use Software. This update clarifies and modernizes the
accounting for costs related to internal-use software by removing all references to project stages and clarifying that the probable-
to-complete threshold is not met if significant development
uncertainty exists. The update is effective for fiscal years beginning after December 15, 2027 including interim periods
within those fiscal years. Early adoption is permitted. We do not expect this ASU to have a significant  impact on our Consolidated
Financial Statements.
In July 2025 the FASB issued ASU 2025-05 (Topic 326):
Financial Instruments - Credit Losses: Measurement of Credit
Losses for Accounts Receivable and Contract Assets. This
update provides a practical expedient allowing entities to assume that current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when estimating expected credit losses for current accounts receivable and
current contract assets arising from transactions accounting for under Accounting Standards Codification 606, Revenue from
Contracts with Customers. The update is effective for fiscal years beginning after December 15, 2025 including interim periods
within those fiscal years. Early adoption is permitted. We are evaluating if the ASU will have an impact on our Consolidated
Financial Statements.
In November 2024 the FASB issued ASU 2024-03 (Subtopic
220-40): Income Statement: Reporting Comprehensive Income -
Expense Disaggregation Disclosures which requires
disaggregation of certain expense captions into specified
categories in disclosures within the Notes to the Consolidated
Financial Statements. The new disclosure requirements are
effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15,
2027. Early adoption is permitted. We are evaluating these new expanded disclosure requirements.
We evaluate all ASUs issued by the FASB for consideration of their applicability. ASUs not included in our disclosures were assessed and determined to be either not applicable or are not expected to have a material impact on our Consolidated Financial
Statements.
Accounting Pronouncements Recently Adopted
We adopted ASU 2023-09 (Topic 740): Income Taxes:
Improvements to Income Tax Disclosures for the annual period beginning on January 1, 2025. Refer to Note 11 for further
information.
NOTE 2 - REVENUE RECOGNITION
We disaggregate our net sales by business and geographic
location for each of our segments as we believe it best depicts how the nature, amount, timing and certainty of our net sales and cash flows are affected by economic factors.
Products and services are primarily transferred to customers at a point in time, with some transfers of services taking place over time. In 2025 less than 10% of our sales were recognized as
services transferred over time. Refer to Note 1 for further
discussion on our revenue recognition policies.
In the first quarter 2026 we announced a change in our
organizational structure. Our new Ortho Tech business combines our orthopaedic instruments portfolio (Orthopaedic Instruments)
from Instruments with Other Orthopaedics. In addition, our spine enabling technologies portfolio (Enabling Technologies) from
Other Orthopaedics was combined with the remaining
Instruments business to align with our internal reporting structure.
Ortho Tech includes sales related to Orthopaedic Instruments of

Dollar amounts in millions except per share amounts or as otherwise specified.	21

STRYKER CORPORATION
$2,110, $1,917 and $1,754 and Other Orthopaedics of $660,
$560 and $509 for 2025, 2024 and 2023. Instruments includes
sales related to Enabling Technologies of $155, $152 and $149 for 2025, 2024 and 2023. We have reflected these changes in all historical periods presented.

Segment Net Sales
MedSurg and Neurotechnology:	2025	2024	2023
Instruments	$1,228	$1,069	$929
Endoscopy	3,807	3,389	3,068
Medical	4,204	3,852	3,459
Vascular	1,968	1,307	1,226
Neuro Cranial	2,485	2,136	1,876
	$13,692	$11,753	$10,558
Orthopaedics:
Knees	$2,656	$2,447	$2,273
Hips	1,865	1,704	1,544
Trauma and Extremities	3,948	3,507	3,147
Ortho Tech	2,770	2,477	2,263
Spinal Implants	185	707	713
	$11,424	$10,842	$9,940
Total	$25,116	$22,595	$20,498

United States Net Sales
MedSurg and Neurotechnology:	2025	2024	2023
Instruments	$1,072	$925	$800
Endoscopy	3,133	2,792	2,513
Medical	3,510	3,191	2,785
Vascular	1,048	506	483
Neuro Cranial	2,052	1,761	1,531
	$10,815	$9,175	$8,112
Orthopaedics:
Knees	$1,924	$1,788	$1,676
Hips	1,137	1,059	988
Trauma and Extremities	2,926	2,586	2,297
Ortho Tech	2,086	1,846	1,684
Spinal Implants	118	489	500
	$8,191	$7,768	$7,145
Total	$19,006	$16,943	$15,257

International Net Sales
MedSurg and Neurotechnology:	2025	2024	2023
Instruments	$156	$144	$129
Endoscopy	674	597	555
Medical	694	661	674
Vascular	920	801	743
Neuro Cranial	$433	375	345
	$2,877	$2,578	$2,446
Orthopaedics:
Knees	$732	$659	$597
Hips	728	645	556
Trauma and Extremities	1,022	921	850
Ortho Tech	684	631	579
Spinal Implants	67	218	213
	$3,233	$3,074	$2,795
Total	$6,110	$5,652	$5,241
MedSurg and Neurotechnology
MedSurg and Neurotechnology products include surgical
equipment and navigation systems (Instruments), endoscopic
and communications systems (Endoscopy), patient handling,
emergency medical equipment, intensive care disposable
products, clinical communication and artificial intelligence-
assisted virtual care platform technology (Medical), and minimally invasive products for the treatment of acute ischemic and
hemorrhagic stroke and venous thromboembolism (Vascular), a
comprehensive line of products for traditional brain and open skull-based surgical procedures; orthobiologic and biosurgery products, including synthetic bone grafts and vertebral
augmentation products (Neuro Cranial). Substantially all
MedSurg and Neurotechnology sales are recognized when a
purchase order has been received and control has transferred.
For certain Endoscopy, Instruments and Medical services, we
may recognize sales over time as we satisfy performance
obligations that may include an obligation to complete installation, provide training and perform ongoing services, generally
performed within one year.
Orthopaedics
Orthopaedics products include implants and surgical equipment such as navigation systems and robotics used in total joint
replacements, such as hip, knee and shoulder, ankle and trauma and extremities surgeries. Substantially all Orthopaedics sales are recognized when we have a purchase order and appropriate notification the product has been used or implanted. For certain
Orthopaedic products in the Ortho Tech business, we recognize sales at a point in time, as well as over time for performance obligations that may include an obligation to complete installation and provide training and ongoing services. Performance
obligations are generally satisfied within one year.
Costs to Obtain or Fulfill a Contract
We typically do not incur costs to fulfill a contract before a product or service is provided to a customer due to the nature of our products and services. Our costs to obtain contracts are typically in the form of sales commissions paid to employees or third-party agents. Certain sales commissions paid to employees prior to recognition of sales are recorded as deferred contract costs. We expense sales commissions associated with obtaining a contract at the time of the sale or as incurred as the
amortization period is generally less than one year. These costs have been presented within selling, general and administrative expenses. On December 31, 2025 and 2024 deferred contract
costs recorded in our Consolidated Balance Sheets were not
significant.
Contract Assets and Liabilities
Our contract assets primarily relate to conditional rights to consideration for work completed but not billed at the reporting date. On December 31, 2025 and 2024 contract assets recorded in our Consolidated Balance Sheets were not significant.
Our contract liabilities arise as a result of consideration received from customers at inception of contracts for certain businesses or where the timing of billing for services precedes satisfaction of our performance obligations. This occurs primarily when payment is received upfront for certain multi-period extended warranty service contracts. Our contract liabilities of $1,024 and $978 on
December 31, 2025 and 2024 are classified within accrued
expenses and other liabilities and other noncurrent liabilities in our Consolidated Balance Sheets based on the timing of when
we expect to complete our performance obligations. Changes in contract liabilities during the year were as follows:

	2025	2024
Beginning contract liabilities	$978	$860
Revenue recognized from beginning of year contract liabilities	(546)	(553)
Net advance consideration received during the period	592	671
Ending contract liabilities	$1,024	$978
Transfers and Servicing of Financial Assets
We sell certain customer lease agreements and the related
leased assets to third-party financial institutions to accelerate our cash collection cycle. The lease receivables are sold without recourse and are derecognized from our Consolidated Balance
Sheets at the time of sale. Under the terms of our arrangements, we collect lease payments on behalf of the financial institutions

Dollar amounts in millions except per share amounts or as otherwise specified.	22

STRYKER CORPORATION
but maintain no other form of continuing involvement. Sales of these lease agreements are classified as operating activities in our Consolidated Statements of Cash Flows. Fees earned for our servicing activities are immaterial. Revenue related to customer lease agreements sold under these arrangements represented
less than 4% of our total revenue for 2025, 2024 and 2023.
NOTE 3 - FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities carried at fair value are classified in their entirety based on the lowest level of input and disclosed in one of the following three categories:

Level 1	Quoted market prices in active markets for identical assets or liabilities.
Level 2	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3	Unobservable inputs reflecting our assumptions or external inputs from active markets.
Use of observable market data, when available, is required in making fair value measurements. When inputs used fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement. We
determine fair value for Level 1 instruments using exchange-
traded prices for identical instruments. We determine fair value of
Level 2 instruments using exchange-traded prices of similar
instruments, where available, or utilizing other observable inputs that take into account our credit risk and that of our
counterparties. Foreign currency exchange contracts and interest rate hedges, when outstanding, are included in Level 2 and are primarily valued using standard calculations and models that use readily observable market data as their basis. Our Level 3
liabilities comprise contingent consideration arising from recently completed acquisitions. We determine fair value of these Level 3 liabilities using a discounted cash flow technique. Significant unobservable inputs were used in our assessment of fair value, including assumptions regarding future business results, discount rates, discount periods and probability assessments based on the likelihood of reaching various targets. We remeasure the fair value of our assets and liabilities each reporting period. We record the changes in fair value within selling, general and administrative expense.
In 2025 we assumed contingent consideration liabilities with a fair value of $90 related to previous acquisitions made by Inari
Medical Inc. (Inari). Refer to Note 6 for further information on the acquisition of Inari.
In 2024 we recorded $208 of contingent consideration related to various acquisitions described in Note 6.
There were no significant transfers into or out of any level of the fair value hierarchy in 2025.

Assets Measured at Fair Value
	2025	2024
Cash and cash equivalents	$4,011	$3,652
Short-term investments	—	750
Trading marketable securities	307	259
Level 1 - Assets	$4,318	$4,661
Available-for-sale marketable securities:
Corporate and asset-backed debt securities	$52	$53
United States agency debt securities	—	1
United States treasury debt securities	37	34
Certificates of deposit	—	3
Total available-for-sale marketable securities	$89	$91
Foreign currency exchange forward contracts	46	225
Level 2 - Assets	$135	$316
Total assets measured at fair value	$4,453	$4,977

Liabilities Measured at Fair Value
	2025	2024
Deferred compensation arrangements	$307	$259
Level 1 - Liabilities	$307	$259
Foreign currency exchange forward contracts	$170	$77
Level 2 - Liabilities	$170	$77
Contingent consideration:
Beginning	$452	$289
Additions	123	208
Change in estimate and foreign exchange	24	8
Settlements	(81)	(53)
Ending	$518	$452
Level 3 - Liabilities	$518	$452
Total liabilities measured at fair value	$995	$788

Fair Value of Available for Sale Securities by Maturity
	2025	2024
Due in one year or less	$41	$47
Due after one year through three years	$48	$44
On December 31, 2025 the aggregate difference between the
cost and fair value of available-for-sale marketable securities was nominal. Interest income on cash and cash equivalents, short-
term investments and marketable securities income was $121,
$139 and $75 in 2025, 2024 and 2023, which was recorded in
other income.
Our investments in available-for-sale marketable securities had a minimum credit quality rating of A2 (Moody's), A (Standard &
Poor's) and A (Fitch). We do not plan to sell the investments, and it is not more likely than not that we will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.
NOTE 4 - DERIVATIVE INSTRUMENTS
We use operational and economic hedges, foreign currency
exchange forward contracts, net investment hedges (both
derivative and non-derivative financial instruments) and interest rate derivative instruments to manage the impact of currency exchange and interest rate fluctuations on earnings, cash flow and equity. We do not enter into derivative instruments for
speculative purposes. We are exposed to potential credit loss in the event of nonperformance by counterparties on our
outstanding derivative instruments but do not anticipate
nonperformance by any of our counterparties. Should a
counterparty default, our maximum loss exposure is the asset balance of the instrument.

Dollar amounts in millions except per share amounts or as otherwise specified.	23

STRYKER CORPORATION
Foreign Currency Hedges

2025	Cash Flow	Net Investment	Non- Designated	Total
Gross notional amount	$1,738	$2,647	$4,391	$8,776
Maximum term in years				8.7
Fair value:
Other current assets	$33	$—	$11	$44
Other noncurrent assets	2	—	—	2
Other current liabilities	(10)	(71)	(21)	(102)
Other noncurrent liabilities	(2)	(66)	—	(68)
Total fair value	$23	$(137)	$(10)	$(124)
2024	Cash Flow	Net Investment	Non- Designated	Total
Gross notional amount	$1,588	$2,338	$5,164	$9,090
Maximum term in years				9.7
Fair value:
Other current assets	$43	$24	$119	$186
Other noncurrent assets	4	35	—	39
Other current liabilities	(29)	—	(41)	(70)
Other noncurrent liabilities	(3)	(4)	—	(7)
Total fair value	$15	$55	$78	$148
We had €2.3 billion at December 31, 2025 and 2024 in certain forward currency contracts designated as net investment hedges, for which the maximum term is 8.7 years, to hedge a portion of our investments in certain of our entities with functional
currencies denominated in Euros. In addition to these derivative financial instruments designated as net investment hedges, we had €5.0 billion at December 31, 2025 and 2024 of senior
unsecured notes designated as net investment hedges to
selectively hedge portions of our investment in certain
international subsidiaries. The currency effects of our Euro-
denominated senior unsecured notes are reflected in AOCI within shareholders' equity where they offset gains and losses recorded on our net investment in international subsidiaries.
The total after-tax gain (loss) recognized in OCI related to designated net investment hedges was ($715) in 2025.

Currency Exchange Rate Gains (Losses) Recognized in Net Earnings
Derivative Instrument	Recognized in:	2025	2024	2023
Cash Flow	Cost of sales	$25	$31	$39
Net Investment	Other income	44	35	34
Non-Designated	Other income	33	40	25
	Total	$102	$106	$98
Pretax gains (losses) on derivatives designated as cash flow hedges of $39 and net investment hedges of $38 recorded in
AOCI are expected to be reclassified to cost of sales and other income in earnings within 12 months of December 31, 2025. This cash flow hedge reclassification is primarily due to the sale of inventory that includes previously hedged purchases. A
component of the AOCI amounts related to net investment
hedges is reclassified over the life of the hedge instruments as we elected to exclude the initial value of the component related to the spot-forward difference from the effectiveness assessment.
Interest Rate Hedges
Pretax gains of $5 recorded in AOCI related to interest rate hedges closed in conjunction with debt issuances are expected to be reclassified to interest expense in earnings within 12 months of December 31, 2025. The cash flow effect of interest rate
hedges is recorded in cash flow from operations.
NOTE 5 - ACCUMULATED OTHER COMPREHENSIVE (LOSS)
INCOME (AOCI)

	Pension Plans	Hedges	Financial Statement Translation	Total
2023	$(28)	$39	$(427)	$(416)
OCI	43	26	236	305
Income taxes	(11)	(7)	(110)	(128)
Reclassifications to:
Cost of sales	—	(31)	—	(31)
Interest expense	—	(4)	—	(4)
Other income	—	—	(35)	(35)
Income taxes	—	8	8	16
Net OCI	$32	$(8)	$99	$123
2024	$4	$31	$(328)	$(293)
OCI	93	37	(562)	(432)
Income taxes	(27)	(4)	125	94
Reclassifications to:
Cost of sales	—	(25)	—	(25)
Interest expense	—	(3)		(3)
Other income	—	—	(44)	(44)
Income taxes	—	6	10	16
Net OCI	$66	$11	$(471)	$(394)
2025	$70	$42	$(799)	$(687)
NOTE 6 - ACQUISITIONS
We acquire stock in companies and various assets that continue to support our capital deployment and product development
strategies. Cash paid for acquisitions, net of cash acquired was
$4,960 and $1,628 in 2025 and 2024.
In February 2025 we completed the acquisition of Inari for $80 per share, or an aggregate purchase price of $4,810, net of cash acquired. Inari's product portfolio includes minimally invasive products for the treatment of venous thromboembolism. Inari is part of our Peripheral Vascular business within MedSurg and
Neurotechnology. The purchase price allocation for Inari is based on preliminary valuations, primarily related to developed
technologies and customer relationships. Goodwill attributable to the acquisition reflects the strategic benefits of expanding our market presence, diversifying our product portfolio and advancing innovations. This goodwill is not deductible for tax purposes.
Share-based awards for Inari employees vested upon our
acquisition and a charge of $139 was recorded in selling, general and administrative expenses in 2025.
In 2024 we completed various acquisitions for total consideration that includes $1,628 in upfront payments, net of cash acquired, and $400 contingent upon the achievement of certain commercial or clinical milestones. The combined acquisition-date fair values of the contingent milestone payments totaled $208. The acquired companies expand the product portfolios of our Instruments,
Endoscopy, Medical and Neuro Cranial businesses within
MedSurg and Neurotechnology and our Trauma and Extremities
and Joint Replacement businesses within Orthopaedics. Goodwill attributable to the acquisitions reflects the strategic benefits of expanding our market presence, diversifying our product portfolio and advancing innovations. This goodwill is not deductible for tax purposes.

Dollar amounts in millions except per share amounts or as otherwise specified.	24

STRYKER CORPORATION	2025 FORM 10-K
The purchase price allocations for Inari and the acquisitions completed in the full year 2024 are:

Purchase Price Allocation of Acquired Net Assets
	2025	2024
	Inari	Total
Tangible assets acquired:
Accounts receivable	$78	$40
Inventory	215	99
Deferred income tax assets	59	49
Other assets	84	26
Debt	—	(32)
Deferred income tax liabilities	(486)	(204)
Other liabilities	(191)	(107)
Intangible assets:
Developed technologies	1,458	596
Customer relationships	330	215
Patents	—	6
Trademarks	—	2
Other intangibles	72	—
Goodwill	3,191	1,146
Purchase price, net of cash acquired of $64 and $56	$4,810	$1,836
Weighted-average amortization period at acquisition (years):
Developed technologies	13	12
Customer relationships	13	14
Patents	—	12
Trademarks	—	5
Other intangibles	9	—
NOTE 7 - CONTINGENCIES AND COMMITMENTS
We are involved in various ongoing proceedings, legal actions and claims arising in the normal course of business, including proceedings related to product, labor, tax, intellectual property and other matters, the most significant of which are more fully described below. The outcomes of these matters will generally not be known for prolonged periods of time. In certain of the legal proceedings the claimants seek damages as well as other
compensatory and equitable relief that could result in the
payment of significant claims and settlements and/or the
imposition of injunctions or other equitable relief. For legal matters for which management had sufficient information to
reasonably estimate our future obligations, a liability representing management's best estimate of the probable loss, or the
minimum of the range of probable losses when a best estimate within the range is not known, is recorded. The estimates are based on consultation with legal counsel, previous settlement experience and settlement strategies. If actual outcomes are less favorable than those estimated by management, additional
expense may be incurred, which could unfavorably affect future operating results. We are self-insured for certain claims and expenses. The ultimate cost to us with respect to product liability claims could be materially different than the amount of the current estimates and accruals and could have a material adverse effect on our financial position, results of operations and cash flows.
Previously we were contacted by the United States Securities and Exchange Commission (SEC), United States Department of
Justice (DOJ) and certain other regulatory authorities regarding whether certain business activities in certain foreign countries violated provisions of the FCPA and analogous local laws. We have completed our investigation into these matters. During 2025 we were informed by the SEC and DOJ that each agency had
closed its inquiry. We are currently responding to inquiries by certain foreign authorities arising in the normal course of
business. We do not expect these matters to have a material
effect, if any, on our financial statements.
We have conducted voluntary recalls of certain products,
including our Rejuvenate and ABG II Modular-Neck hip stems
and certain lot-specific sizes and offsets of LFIT Anatomic CoCr
V40 Femoral Heads. Additionally, we are responsible for certain product liability claims, primarily related to certain hip products sold by Wright prior to its 2014 divestiture of the OrthoRecon business.
We have incurred, and expect to incur in the future, costs
associated with the defense and settlement of claims and
lawsuits. Based on the information that has been received related to the matters discussed above, our accrual for these matters was $144 at December 31, 2025, representing our best estimate of probable loss. The final outcomes of these matters are
dependent on many factors that are difficult to predict.
Accordingly the ultimate cost related to these matters may be materially different than the amount of our current estimate and accruals and could have a material adverse effect on our results of operations and cash flows.
Leases
We lease various manufacturing, warehousing and distribution facilities, administrative and sales offices as well as equipment under operating leases. We evaluate our contracts to identify leases, which is generally if there is an identified asset and we have the right to direct the use of and obtain substantially all of the economic benefit from the use of the identified asset. Certain of our lease agreements contain rent escalation clauses
(including index-based escalations), rent holidays, capital
improvement funding or other lease incentives. We recognize our minimum rental expense on a straight-line basis over the term of the lease beginning with the date of initial control of the asset.
Right-of-use assets are recorded in other noncurrent assets on our Consolidated Balance Sheets. Current and noncurrent lease liabilities are recorded in accrued expenses and other liabilities and other noncurrent liabilities, respectively.
We have made certain significant assumptions and judgments
when recording leases. For all asset classes, we do not
recognize a right-of-use asset and lease liability for short-term leases. We also do not separate non-lease components from
lease components to which they relate and account for the
combined lease and non-lease components as a single lease
component. The determination of the discount rate used in a
lease is our incremental borrowing rate which is based on what we would normally pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments.

	2025	2024
Right-of-use assets	$519	$516
Lease liabilities, current	$153	$144
Lease liabilities, noncurrent	$348	$379

Other information:
Weighted-average remaining lease term (years)	5.0	5.1
Weighted-average discount rate	3.77%	3.87%
Operating lease expense totaled $205, $190 and $172 in 2025,
2024 and 2023.
Future Obligations
We lease various manufacturing, warehousing and distribution facilities, administrative and sales offices as well as equipment under operating leases. Refer to Note 10 for more information on the debt obligations.

	2026	2027	2028	2029	2030	Thereafter
Debt repayments	$1,000	$1,382	$2,606	$1,691	$2,565	$6,729
Minimum lease payments	$164	$125	$87	$55	$38	$55

Dollar amounts in millions except per share amounts or as otherwise specified.	25

STRYKER CORPORATION	2025 FORM 10-K
Other Contractual Obligations and Commitments
We participate in a supplier financing program that enables our suppliers, at their sole discretion, to sell their Stryker receivables to a financial institution on a non-recourse basis in order to be paid earlier than our payment terms provide. Under this program, we agree to pay participating banks the stated amount of
confirmed invoices from its designated suppliers on the original maturity dates of the invoices, generally within 90 days of the invoice date. We or the banks may agree to terminate the
agreements with advance notice. Separately, the banks may
have arrangements with the suppliers that provide them the
option to request early payment from the bank for invoices
confirmed by us. Our outstanding balances of confirmed invoices in the programs were $75 and $71 on December 31, 2025 and
2024 and are included within accounts payable on our
Consolidated Balance Sheets.

	2025	2024
Beginning confirmed obligations	$71	$51
Additions	420	392
Settlements	(416)	(372)
Ending confirmed obligations	$75	$71
NOTE 8 - GOODWILL AND OTHER INTANGIBLE ASSETS
In our annual impairment test of goodwill as of October 31, 2024 we performed a quantitative assessment of the Spine reporting unit using a discounted cash flow analysis to estimate the fair value. The carrying value of the Spine reporting unit exceeded its fair value and a charge of $273 was recognized in goodwill and other impairments in the Consolidated Statements of Earnings.
The impairment charge for the Spine reporting unit was driven by a decrease in future product demand due to the competitive
environment and an increase in the Spine reporting unit’s
weighted average cost of capital. Subsequent to the annual
goodwill impairment test management committed to a plan to sell certain assets associated with the Spinal Implants business
(disposal group). Goodwill was allocated to the disposal group based on the relative fair values of the disposal group and the portion of the Spine reporting unit that will be retained. Goodwill allocated to the disposal group was tested for impairment which resulted in an impairment charge of $183 recognized in goodwill and other impairments in the Consolidated Statements of
Earnings. Refer to Note 16 for additional information on the sale of the Spinal Implants business.
In our annual impairment test as of October 31, 2025 we
performed a quantitative impairment test for our Peripheral
Vascular reporting unit and determined that its fair value
exceeded its carrying amount by 12%. At October 31, 2025,
goodwill attributable to the Peripheral Vascular reporting unit was
$3,203. The fair value of this reporting unit was determined using a discounted cash flow analysis, which is a form of the income approach. Significant inputs to the analysis included assumptions for future revenue growth, operating margin and the rate used to discount the estimated future cash flows to their present value, based on the reporting unit’s estimated weighted average cost of capital.
For our other reporting units, we considered qualitative indicators of impairment as it was considered more likely than not that the fair values of those reporting units exceeded their respective carrying values. No impairment was identified for those reporting units in 2025 or 2024.
Future changes in the judgments, assumptions and estimates
that are used in our impairment testing for goodwill, including discount and tax rates and future cash flow projections, could result in different estimates of the fair values. A significant reduction in the estimated fair values could result in impairment charges that could materially affect our results of operations.
In 2024 goodwill of $117 previously reported within Orthopaedics was reclassified to MedSurg and Neurotechnology to reflect the reclassification of the Interventional Spine reporting unit from
Orthopaedics to MedSurg and Neurotechnology to align with
certain updates in our internal reporting structure.

Changes in the Net Carrying Value of Goodwill by Segment
	MedSurg and Neurotechnology	Orthopaedics	Total
2023	$8,270	$6,973	$15,243
Goodwill impairment	—	(456)	(456)
Additions and adjustments	852	300	1,152
Foreign exchange and other	86	(170)	(84)
2024	$9,208	$6,647	$15,855
Additions and adjustments	3,275	(1)	3,274
Foreign exchange and other	73	89	162
2025	$12,556	$6,735	$19,291

Summary of Other Intangible Assets
	Gross Carrying Amount	Less Accumulated Amortization	Net Carrying Amount
Developed technologies
2025	$7,273	$3,430	$3,843
2024	5,698	2,931	2,767
Customer relationships
2025	$3,425	$1,844	$1,581
2024	3,055	1,636	1,419
Patents
2025	$157	$144	$13
2024	153	136	17
Trademarks
2025	$420	$281	$139
2024	413	256	157
In-process research and development
2025	$34	$—	$34
2024	34	—	34
Other
2025	$132	$61	$71
2024	63	62	1
Total
2025	$11,441	$5,760	$5,681
2024	9,416	5,021	4,395

Estimated Amortization Expense
2026	2027	2028	2029	2030
$699	$711	$631	$616	$597
NOTE 9 - CAPITAL STOCK
The aggregate number of shares of all classes of stock which we are authorized to issue is up to 1,000,500,000, divided into two classes consisting of 500,000 shares of $1 par value preferred stock and 1,000,000,000 shares of common stock with a par
value of $0.10. No shares of preferred stock were outstanding on
December 31, 2025.
We made no repurchases of shares in 2025. The manner, timing and amount of repurchases are determined by management
based on an evaluation of market conditions, stock price and other factors and are subject to regulatory considerations.
Purchases are made from time-to-time in the open market, in
privately negotiated transactions or otherwise. On December 31,
2025 the total dollar value of shares of our common stock that could be purchased under our authorized repurchase program
was $1,033.

Dollar amounts in millions except per share amounts or as otherwise specified.	26

STRYKER CORPORATION	2025 FORM 10-K
Shares reserved for future compensation grants of our common stock were 31 million and 18 million on December 31, 2025 and
2024.
Stock Options
We measure the cost of employee stock options based on the
grant-date fair value and recognize that cost using the straight-
line method over the period in which a recipient is required to provide services in exchange for the options, typically the vesting period. The weighted-average fair value per share of options is estimated on the date of grant using the Black-Scholes option pricing model.

Option Value and Assumptions
	2025	2024	2023
Weighted-average fair value per share	$141.40	$118.22	$83.59
Assumptions:
Risk-free interest rate	4.4%	4.3%	4.0%
Expected dividend yield	0.9%	1.1%	1.2%
Expected stock price volatility	29.1%	29.9%	29.0%
Expected option life (years)	6.4	6.3	6.2
The risk-free interest rate for periods within the expected life of options granted is based on the United States Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on the historical volatility of our stock. The expected option life, representing the period of time that options granted are expected to be outstanding, is based on historical option exercise and employee termination data.

2025 Stock Option Activity
	Shares (in millions)	Weighted- Average Exercise Price	Weighted- Average Remaining Term (in years)	Aggregate Intrinsic Value
Outstanding January 1	10.8	$214.87
Granted	1.0	392.36
Exercised	(1.2)	158.83
Canceled or forfeited	(0.2)	313.05
Outstanding December 31	10.4	$234.56	5.0	$1,246.1
Exercisable December 31	6.9	$195.53	3.7	$1,073.4
Options expected to vest	3.3	$309.91	7.5	$166.7
The aggregate intrinsic value of options, which represents the cumulative difference between the fair market value of the
underlying common stock and the option exercise prices,
exercised was $260, $362 and $318 in 2025, 2024 and 2023.
Exercise prices for options outstanding ranged from $96.64 to
$392.39 on December 31, 2025. On December 31, 2025 there
was $160 of unrecognized compensation cost related to
nonvested stock options granted under the long-term incentive plans. That cost is expected to be recognized as expense over the weighted-average period of approximately 1.5 years.

Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) Activity
	Shares (in millions)		Weighted-Average Grant Date Fair Value
	RSUs	PSUs	RSUs	PSUs
Nonvested on January 1	0.7	0.2	$290.58	$287.51
Granted	0.3	0.1	385.68	334.24
Vested	(0.3)	(0.1)	277.40	254.47
Canceled or forfeited	(0.1)	—	337.17	—
Nonvested on December 31	0.6	0.2	$344.25	$333.06
On December 31, 2025 there was $100 of unrecognized
compensation cost related to nonvested RSUs. That cost is
expected to be recognized as expense over the weighted-
average period of approximately one year. The weighted-average grant date fair value per share of RSUs granted was $385.68 and
$332.64 in 2025 and 2024. The fair value of RSUs and PSUs
vested in 2025 was $91 and $26. On December 31, 2025 there
was $26 of unrecognized compensation cost related to
nonvested PSUs. That cost is expected to be recognized as
expense over the weighted-average period of approximately one year.
Employee Stock Purchase Plans (ESPP)
Employees may participate in our ESPP provided they meet
certain eligibility requirements. The purchase price for our common stock under the terms of the ESPP is defined as 95% of the closing stock price on the last trading day of a purchase period. We issued 178,090 and 173,708 shares under the ESPP
in 2025 and 2024.
NOTE 10 - DEBT AND CREDIT FACILITIES
We have lines of credit issued by various financial institutions that are available to fund our day-to-day operating needs. Certain of our credit facilities require us to comply with financial and other covenants. We were in compliance with all covenants on
December 31, 2025.
In February 2025 we entered into a new revolving credit
agreement that replaces our previous agreement dated October
2021. The primary changes included increasing the aggregate
principal amount of the facility by $750 to $3,000 and extending the maturity date to February 25, 2030. On December 31, 2025 there were no borrowings outstanding under our revolving credit facility or our commercial paper program which allows for
maturities up to 397 days from the date of issuance. The
maximum amount of our commercial paper that can be
outstanding at any time is $3,000.
In February 2025 we issued $500 of 4.550% senior unsecured
notes due February 10, 2027, $700 of 4.700% senior unsecured notes due February 10, 2028, $800 of 4.850% senior unsecured notes due February 10, 2030 and $1,000 of 5.200% senior
unsecured notes due February 10, 2035. In June 2025 we repaid
$650 of 1.150% senior unsecured notes. In November 2025 we
repaid $750 of 3.375% senior unsecured notes. The following
table summarizes our total debt at December 31:

Dollar amounts in millions except per share amounts or as otherwise specified.	27

STRYKER CORPORATION	2025 FORM 10-K

Summary of Total Debt
Rate	Due	2025	2024
Senior unsecured notes:
1.150%	June 15, 2025	$—	$649
3.375%	November 1, 2025	—	750
3.500%	March 15, 2026	1,000	998
4.550%	February 10, 2027	498	—
2.125%	November 30, 2027	881	777
4.700%	February 10, 2028	697	—
3.650%	March 7, 2028	599	598
4.850%	December 8, 2028	597	596
3.375%	December 11, 2028	704	621
0.750%	March 1, 2029	939	828
4.250%	September 11, 2029	744	743
4.850%	February 10, 2030	794	—
1.950%	June 15, 2030	995	993
2.625%	November 30, 2030	759	669
1.000%	December 3, 2031	876	772
3.375%	September 11, 2032	934	824
4.625%	September 11, 2034	741	740
5.200%	February 10, 2035	990	—
3.625%	September 11, 2036	695	613
4.100%	April 1, 2043	393	393
4.375%	May 15, 2044	396	396
4.625%	March 15, 2046	984	984
2.900%	June 15, 2050	643	643
Other		—	10
Total debt		$15,859	$13,597
Less current maturities		1,000	1,409
Total long-term debt		$14,859	$12,188

Unamortized debt issuance costs		$70	$63
Borrowing capacity on existing facilities		$2,911	$2,160
Fair value of senior unsecured notes		$15,344	$12,780
The fair value of the senior unsecured notes was estimated using quoted interest rates, maturities and amounts of borrowings
based on quoted active market prices and yields that took into account the underlying terms of the debt instruments.
Substantially all of our debt is classified within Level 2 of the fair value hierarchy.
Interest expense on outstanding debt and credit facilities,
including required fees incurred totaled $582, $396 and $356 in
2025, 2024 and 2023.
NOTE 11 - INCOME TAXES
On January 1, 2025 we prospectively adopted ASU 2023-09
(Topic 740): Income Taxes: Improvements to Income Tax
Disclosures which expands the existing rules on income tax
disclosures. This update requires entities to disclose specific categories in the tax rate reconciliation, provide additional information for reconciling items that meet a quantitative
threshold and disclose additional information about income taxes paid on an annual basis. In determining the reconciling items we considered the effect of tax rulings as part of the statutory tax rate.
Our effective tax rate was 28.1%, 14.3% and 13.8% for 2025,
2024 and 2023. The effective income tax rate for 2025 increased from 2024 due to the 2025 tax effect of transfers of intellectual property between tax jurisdictions and the 2024 tax effect of the sale of the Spinal Implants business. The effective income tax rate for 2024 increased from 2023 due to the 2023 tax effect of transfers of intellectual property between tax jurisdictions offset by the 2024 tax effect of the sale of the Spinal Implants business.

Effective Income Tax Rate Reconciliation
	2025
	Amount	Percent
United States federal statutory rate	$948	21.0%
State and Local Income Taxes, Net of Federal Income Tax Effect(1)	173	3.8
Foreign Tax Effects
Ireland
Statutory tax rate difference	(177)	(3.9)
Other	17	0.4
Puerto Rico
Statutory tax rate difference	(49)	(1.1)
Withholding Tax	60	1.3
Expiration of credits carryforward	78	1.7
Change in valuation allowance	(78)	(1.7)
Other	(4)	(0.1)
Other foreign jurisdictions	20	0.4
Effect of changes in tax laws or rates enacted in the current period	—	—
Effect of Cross-Border Tax Laws
Direct foreign tax credits	(90)	(2.0)
Global intangible low-taxed income	70	1.6
Tax Credits
Research and development tax credits	(53)	(1.2)
Changes in Valuation Allowances	—	—
Nontaxable or Nondeductible Items
Spinal Implants divestiture	(51)	(1.1)
Transfers of intellectual property	405	9.0
Changes in unrecognized Tax Benefits	17	0.4
Other Adjustments	(18)	(0.4)
Effective Tax Rate	$1,268	28.1%
(1) State taxes in Pennsylvania, New York, Illinois, Florida, California, Michigan,
Indiana, and Tennessee accounted for the majority (greater than 50%) of the tax effect in this category.

Effective Income Tax Rate Reconciliation
	2024	2023
United States federal statutory rate	21.0%	21.0%
United States state and local income taxes, less federal deduction	1.1	1.1
Foreign income tax at rates other than 21%	(4.1)	(6.8)
Tax related to repatriation of foreign earnings	0.3	1.2
United States research and development credits	(1.4)	(1.2)
Intellectual property transfers	—	(3.3)
Goodwill impairment	2.8	—
Outside basis difference related to the anticipated sale of the Spinal Implants business	(4.9)	—
Other	(0.5)	1.8
Effective income tax rate	14.3%	13.8%

Cash paid for income taxes (net of refunds received)
2025
United States - Federal	533
United States - State	71
Foreign
Ireland	175
Other	223
Subtotal	398
Total	$1,002

Dollar amounts in millions except per share amounts or as otherwise specified.	28

STRYKER CORPORATION	2025 FORM 10-K

Earnings Before Income Taxes
	2025	2024	2023
United States	$1,434	$523	$701
International	3,080	2,969	2,972
Total	$4,514	$3,492	$3,673

Components of Income Tax Expense (Benefit)
Current income tax expense (benefit):	2025	2024	2023
United States federal	$414	$490	$236
United States state and local	149	90	48
International	313	289	430
Total current income tax expense	$876	$869	$714
Deferred income tax expense (benefit):
United States federal	$186	$(462)	$(212)
United States state and local	78	(76)	(20)
International	128	168	26
Total deferred income tax expense (benefit)	$392	$(370)	$(206)
Total income tax expense	$1,268	$499	$508
Interest included in interest expense was $18, $13, and $1 in
2025, 2024 and 2023. The United States federal deferred income tax expense (benefit) includes the utilization of net operating loss carryforwards of $32, $9 and $189 in 2025, 2024 and 2023.

Deferred Income Tax Assets and Liabilities
Deferred income tax assets:	2025	2024
Inventories	$553	$551
Other accrued expenses	401	207
Depreciation and amortization	546	715
State income taxes	90	167
Share-based compensation	117	100
Research and development capitalization	40	408
International interest expense carryforwards	56	52
Net operating loss and credit carryforwards	315	410
Outside basis difference related to the anticipated sale of the Spinal Implants business	—	170
Other	352	310
Total deferred income tax assets	$2,470	$3,090
Less valuation allowances	(148)	(228)
Net deferred income tax assets	$2,322	$2,862
Deferred income tax liabilities:
Depreciation and amortization	$(1,222)	$(1,141)
Undistributed earnings	(139)	(61)
Total deferred income tax liabilities	$(1,361)	$(1,202)
Net deferred income tax assets	$961	$1,660
Reported as:
Noncurrent deferred income tax assets	$1,098	$1,742
Noncurrent liabilities—Other liabilities	(137)	(82)
Total	$961	$1,660
Accrued interest was $96 and $71 on December 31, 2025 and
2024 which was reported in accrued expenses and other
liabilities and other noncurrent liabilities.
United States federal loss carryforwards of $271, with $57 of associated deferred tax asset and with $2 being subject to a valuation allowance, begin to expire in 2026. United States state loss carryforwards of $1,606, with $64 associated deferred tax asset and with $33 being subject to a valuation allowance, begin to expire in 2026. International loss carryforwards of $309, with
$67 of associated deferred tax asset and with $61 being subject to a valuation allowance, begin to expire in 2026; however, some have no expiration. We also have tax credit carryforwards of
$141 with $4 being subject to a full valuation allowance. The credits with a full valuation allowance begin to expire in 2026.
We recorded deferred income tax on undistributed earnings of foreign subsidiaries not determined to be indefinitely reinvested.
The amount of undistributed earnings of foreign subsidiaries determined to be indefinitely reinvested at December 31, 2025 was approximately $11.7 billion. Determination of the total
amount of unrecognized deferred income tax on undistributed
earnings of foreign subsidiaries is not practicable.

Uncertain Income Tax Positions
	2025	2024
Beginning uncertain tax positions	$349	$371
Increases related to current year income tax positions	19	18
Increases related to prior year income tax positions	12	—
Decreases related to prior year income tax positions	—	(4)
Settlements of income tax audits	—	(21)
Statute of limitations expirations and other	(4)	(3)
Foreign currency translation	27	(12)
Ending uncertain tax positions	$403	$349
Reported as:
Noncurrent liabilities—Income taxes	$403	$349
Our income tax expense would have been reduced by $279 and
$224 in 2025 and 2024 had our uncertain income tax positions been favorably resolved. It is reasonably possible that the
amount of unrecognized tax benefits will significantly change due to one or more of the following events in the next 12 months:
expiring statutes, audit activity, tax payments, competent
authority proceedings related to transfer pricing or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which we operate, including inventory transfer pricing, cost sharing, product royalty and foreign branch
arrangements. We are not able to reasonably estimate the
amount or the future periods in which changes in unrecognized tax benefits may be resolved. Interest incurred associated with uncertain tax positions is included in interest expense.
Income tax authorities in various jurisdictions globally conduct routine audits of our income tax returns to determine if they agree with our interpretations of income tax regulations. Any audit assessment, draft audit assessment, or final audit report received is reviewed for new information and evaluated for proper financial statement treatment. We received a final audit report and
assessments from the German Federal Central Tax Office
(FCTO) related to the years 2010 through 2017 of $754 and
expect to receive additional assessments of $11 based on the final audit report.  We intend to defend our filing positions through the FCTO independent appeals process and/or litigation as
necessary. If the resolution of this matter results in additional
German income taxes, we expect to pursue a claim for
associated foreign tax credits. Our unrecognized tax benefits associated with this matter remain unchanged from 2024.
Income tax years are open from 2019 through 2025 for the
United States federal jurisdiction and are open for other major jurisdictions from 2010 through 2025.
NOTE 12 - RETIREMENT PLANS
Defined Contribution Plans
We provide certain employees with defined contribution plans and other types of retirement plans. A portion of our retirement plan expense under the defined contribution plans is funded with
Stryker common stock. The use of Stryker common stock
represents a non-cash operating activity that is not reflected in our Consolidated Statements of Cash Flows.

	2025	2024	2023
Plan expense	$399	$376	$327
Expense funded with Stryker common stock	72	62	57
Stryker common stock held by plan:
Dollar amount	$763	$781	$649
Shares (in millions)	2.2	2.2	2.2
Value as a percentage of total plan assets	8%	10%	10%

Dollar amounts in millions except per share amounts or as otherwise specified.	29

STRYKER CORPORATION	2025 FORM 10-K
Defined Benefit Plans
Certain of our subsidiaries have both funded and unfunded
defined benefit pension plans covering some or all of their
employees. The majority of our defined benefit pension plans have projected benefit obligations in excess of plan assets.
Discount Rate
The discount rates were selected using a hypothetical portfolio of high quality bonds on December 31 that would provide the
necessary cash flows to match our projected benefit payments.
Expected Return on Plan Assets
The expected return on plan assets is determined by applying the target allocation in each asset category of plan investments to the anticipated return for each asset category based on historical and projected returns.

Components of Net Periodic Pension Cost
Net periodic benefit cost:	2025	2024	2023
Service cost	$(42)	$(39)	$(32)
Interest cost	(24)	(21)	(23)
Expected return on plan assets	22	19	18
Amortization of prior service credit	2	1	1
Recognized actuarial gain (loss)	(2)	(1)	4
Net periodic benefit cost	$(44)	$(41)	$(32)
Changes in assets and benefit obligations recognized in OCI:
Net actuarial gain (loss)	$93	$43	$(67)
Recognized net actuarial (gain) loss	2	1	(4)
Prior service credit and transition amount	(2)	(1)	(1)
Total recognized in other comprehensive income (loss)	$93	$43	$(72)
Total recognized in net periodic benefit cost and OCI	$49	$2	$(104)
Weighted-average rates used to determine net periodic benefit cost:
Discount rate	2.9%	2.8%	3.3%
Expected return on plan assets	4.1%	4.3%	4.2%
Rate of compensation increase	2.9%	3.0%	3.0%
Weighted-average discount rate used to determine projected benefit obligations	3.6%	2.9%	2.8%
The actuarial gain (loss) for all pension plans was primarily related to a change in the discount rate used to measure the benefit obligations of those plans.
Investment Strategy
The investment strategy for our defined benefit pension plans is to meet the liabilities of the plans as they fall due and to maximize the return on invested assets within appropriate risk tolerances.

	2025	2024
Fair value of plan assets	$560	$492
Benefit obligations	(829)	(782)
Funded status	$(269)	$(290)
Reported as:
Noncurrent assets—other assets	$72	$48
Current liabilities—accrued compensation	(5)	(3)
Noncurrent liabilities—other liabilities	(336)	(335)
Pre-tax amounts recognized in AOCI:
Unrecognized net actuarial gain (loss)	101	6
Unrecognized prior service credit	8	8
Total	$109	$14

Change in Benefit Obligations
	2025	2024
Beginning projected benefit obligations	$782	$826
Service cost	42	39
Interest cost	24	21
Foreign exchange impact and other	114	(52)
Employee contributions	9	7
Actuarial (gains) losses	(116)	(40)
Benefits paid	(26)	(19)
Ending projected benefit obligations	$829	$782
Ending accumulated benefit obligations	$786	$748

Change in Plan Assets
	2025	2024
Beginning fair value of plan assets	$492	$485
Actual return	(3)	22
Employer contributions	23	23
Employee contributions	9	7
Foreign exchange impact	60	(31)
Benefits paid	(21)	(14)
Ending fair value of plan assets	$560	$492

Allocation of Plan Assets
	2026 Target	2025 Actual	2024 Actual
Equity securities	26%	32%	28%
Debt securities	41	39	40
Other	33	29	32
Total	100%	100%	100%

Valuation of Plan Assets
2025	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$16	$—	$—	$16
Equity securities	9	162	—	171
Debt securities	2	230	—	232
Other	4	83	54	141
Total	$31	$475	$54	$560

2024	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$17	$—	$—	$17
Equity securities	8	125	—	133
Debt securities	2	203	—	205
Other	4	76	57	137
Total	$31	$404	$57	$492
Our Level 3 pension plan assets primarily include guaranteed investment contracts with insurance companies. The insurance contracts guarantee us principal repayment and a fixed rate of return. The $3 decrease in Level 3 pension plan assets is
primarily driven by the change in the corresponding pension
liability. We expect to contribute $24 to our defined benefit pension plans in 2026.

Estimated Future Benefit Payments
2026	2027	2028	2029	2030	2031-2035
$29	$32	$33	$34	$38	$223

Dollar amounts in millions except per share amounts or as otherwise specified.	30

STRYKER CORPORATION	2025 FORM 10-K
NOTE 13 - SUMMARY OF QUARTERLY DATA (UNAUDITED)

2025 Quarters	Mar 31	Jun 30	Sep 30	Dec 31
Net sales	$5,866	$6,022	$6,057	$7,171
Gross profit	3,744	3,841	3,852	4,628
Earnings before income taxes	764	1,016	1,029	1,705
Net earnings	654	884	859	849
Net earnings per share of common stock:
Basic	$1.71	$2.32	$2.25	$2.21
Diluted	$1.69	$2.29	$2.22	$2.20
Dividends declared per share of common stock	$0.84	$0.84	$0.84	$0.88

2024 Quarters	Mar 31	Jun 30	Sep 30	Dec 31
Net sales	$5,243	$5,422	$5,494	$6,436
Gross profit	3,333	3,416	3,517	4,174
Earnings before income taxes	923	998	1,043	528
Net earnings	788	825	834	546
Net earnings per share of common stock:
Basic	$2.07	$2.17	$2.18	$1.43
Diluted	$2.05	$2.14	$2.16	$1.41
Dividends declared per share of common stock	$0.80	$0.80	$0.80	$0.84
NOTE 14 - SEGMENT AND GEOGRAPHIC DATA
We segregate our operations into two reportable business
segments: (i) MedSurg and Neurotechnology and (ii)
Orthopaedics which aligns to our internal reporting structure and how our Chief Operating Decision Maker (CODM) assesses
performance and allocates resources. The CODM is the Chief
Executive Officer. The CODM makes decisions on resource
allocation, assesses performance of the business, and monitors budget versus actual results using segment operating income.
Information about total assets by segment is not disclosed
because such information is not regularly provided to, or used by, our CODM.
The Corporate and Other category shown in the table below
includes corporate and administration, corporate initiatives and share-based compensation, which includes compensation related to employee stock options, restricted stock units and
performance stock unit grants and director stock options and restricted stock unit grants.

Segment Results	2025	2024	2023
MedSurg and Neurotechnology	$13,692	$11,753	$10,558
Orthopaedics	$11,424	10,842	9,940
Net sales	$25,116	$22,595	$20,498
MedSurg and Neurotechnology	$5,253	$4,748	$4,338
Orthopaedics	$3,248	3,030	2,834
Cost of sales	$8,501	$7,778	$7,172
MedSurg and Neurotechnology	$890	$739	$663
Orthopaedics	$615	621	578
Segment research, development and engineering expenses	$1,505	$1,360	$1,241
MedSurg and Neurotechnology	$3,618	$2,912	$2,667
Orthopaedics	$3,291	3,250	3,066
Segment selling, general and administrative expenses	$6,909	$6,162	$5,733
MedSurg and Neurotechnology	$231	$211	$195
Orthopaedics	478	489	422
Segment depreciation and amortization	$709	$700	$617
Corporate and Other	125	109	98
Amortization of intangible assets	732	623	635
Total depreciation and amortization	$1,566	$1,432	$1,350
MedSurg and Neurotechnology	$3,700	$3,143	$2,695
Orthopaedics	3,792	3,452	3,040
Segment operating income	$7,492	$6,595	$5,735
Items not allocated to segments:
Corporate and Other	$(889)	$(880)	$(780)
Inventory stepped up to fair value	(173)	(46)	—
Acquisition and integration-related charges	(335)	(108)	(20)
Amortization of intangible assets	(732)	(623)	(635)
Structural optimization and other special charges	(191)	(138)	(170)
Goodwill and other impairments	(170)	(977)	(36)
Medical device regulation	(38)	(58)	(96)
Recall-related matters	(58)	(40)	(18)
Regulatory and legal matters	(17)	(36)	(92)
Consolidated operating income	$4,889	$3,689	$3,888

Segment Capital Spending
Purchases of property, plant and equipment:	2025	2024	2023
Orthopaedics	$351	$340	$225
MedSurg and Neurotechnology	165	166	137
Total segment purchases of property, plant and equipment	$516	$506	$362
Corporate and Other	245	249	213
Total purchases of property, plant and equipment	$761	$755	$575
We measure the financial results of our reportable segments
using an internal performance measure that excludes acquisition and integration-related charges, structural optimization and other special charges, goodwill and other impairments, reserves for certain product recall matters and reserves for certain legal and regulatory matters. Identifiable assets are those assets used exclusively in the operations of each business segment or
allocated when used jointly. Corporate assets are principally property, plant and equipment and noncurrent assets.
The countries in which we have local revenue generating
operations have been combined into the following geographic
areas: the United States; Europe, Middle East, Africa; Asia
Pacific; and other foreign countries, which include Canada and countries in the Latin American region. Net sales are reported based on the geographic area of the Stryker location where the sales to the customer originated.

Dollar amounts in millions except per share amounts or as otherwise specified.	31

STRYKER CORPORATION	2025 FORM 10-K

Geographic Information
	Net Sales			Net Property, Plant and Equipment
	2025	2024	2023	2025	2024
United States	$19,006	$16,943	$15,257	$2,084	$1,997
Europe, Middle East, Africa	3,181	2,897	2,618	1,562	1,260
Asia Pacific	2,164	2,020	1,946	97	75
Other countries	765	735	677	133	116
Total	$25,116	$22,595	$20,498	$3,876	$3,448
NOTE 15 - ASSET IMPAIRMENTS
During 2025, 2024 and 2023 we recorded impairment charges of
$109, $159 and $36 to write off long-lived and intangible assets excluding long-lived assets held for sale which included charges related to certain product line exits.
NOTE 16 - SALE OF SPINAL IMPLANTS BUSINESS
During the fourth quarter 2024 management committed to a plan to sell certain assets associated with the Spinal Implants
business (disposal group) and such assets were classified as held for sale beginning November 2024. As a result we recorded a valuation allowance of $362 to record the disposal group at its fair value less cost to sell within goodwill and other impairments in our Consolidated Statements of Earnings.
In April 2025 we completed the sale of the disposal group to the
Viscogliosi Brothers, LLC. In the first half of 2025 we recognized immaterial impairment charges to record the disposal group at its fair value less cost to sell within goodwill and other impairments in our Consolidated Statements of Earnings. The fair value of the disposal group and consideration received was measured using a discounted cash flow analysis based upon the selling price and unobservable inputs, such as market conditions and the rate
used to discount the estimated future cash flows to their present value based on factors including the disposal group’s cost of equity and market yield rates, which are Level 3 inputs.
Consideration could increase by up to $57 or decrease by up to
$245 based on the amount received.
The assets associated with the disposal group are reported in our
Orthopaedics segment at December 31, 2024. The assets and
liabilities held for sale at December 31, 2024 are classified within prepaid expenses and other current assets and accrued
expenses and other liabilities in our Consolidated Balance
Sheets. The assets and liabilities of the disposal group at the date of sale and at December 31, 2024 were as follows:

		Held for Sale
	Date of Sale	December 31
	2025	2024
Accounts receivable, net	$56	$62
Total inventories	195	183
Prepaid expenses and other current assets	27	10
Property, plant and equipment, net	53	51
Other intangibles, net	323	326
Noncurrent deferred income tax assets	9	9
Other noncurrent assets	179	171
Valuation allowance	(395)	(362)
Total assets	$447	$450

Accounts payable	$41	$28
Accrued compensation	20	26
Accrued expenses and other liabilities	24	29
Other noncurrent liabilities	27	21
Total liabilities	$112	$104

32

STRYKER CORPORATION	2025 FORM 10-K

ITEM 15.	FINANCIAL STATEMENT SCHEDULES.

(a) 2.	Financial Statement Schedules
	The Consolidated Financial Statement schedule of Stryker Corporation and its subsidiaries is:
	SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
			Additions	Deductions
	Description	Balance at Beginning of Period	Charged to Costs & Expenses	Uncollectible Amounts Written Off, Net of Recoveries	Effect of Changes in Foreign Currency Exchange Rates	Balance at End of Period
	DEDUCTED FROM ASSET ACCOUNTS
	Allowance for Doubtful Accounts:
	Year ended December 31, 2025	$213	$95	$91	$1	$216
	Year ended December 31, 2024	$182	$69	$36	$2	$213
	Year ended December 31, 2023	$154	$69	$40	$1	$182

All other schedules for which provision is made in the applicable accounting regulation of the United States Securities and
Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.